Exhibit 10.2

EXECUTION VERSION

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

between

DICERNA PHARMACEUTICALS, INC.
and
ALNYLAM PHARMACEUTICALS, INC.

April 3, 2020

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TABLE OF CONTENTS

CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT
THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), dated April 3, 2020 (the “Execution Date”), is by and between Dicerna Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal business office located at 33 Hayden Avenue, Lexington, MA 02421 (“Dicerna”) and Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal business office located at 675 West Kendall Street, Henri A. Termeer Square, Cambridge, MA 02142 (“Alnylam”). Dicerna and Alnylam are each referred to individually as a “Party” and together as the “Parties”.
BACKGROUND
WHEREAS, Dicerna and Alnylam wish to enter into a collaboration and license agreement related to the subject matter hereof.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:
1.DEFINITIONS AND INTERPRETATIONS
Capitalized terms used in this Agreement shall have the meanings specified in this Article 1, or as defined elsewhere in this Agreement.
a. “A1AD” means Alpha-1 antitrypsin deficiency (A1AD or AATD), a human genetic disorder that may result in lung disease or liver disease and that is caused by a mutation in the SERPINA1 gene.
b. “Acquired Party” has the meaning set forth in Section 2.9.
c. “Acquirer” has the meaning set forth in the definition of “Change of Control”.
d. “Additional Alnylam In-Licenses” means the agreements set forth in Section A-3 of Exhibit C.
e. “Affiliate” means, with respect to a Party, any legal entity which, at the time such determination is being made, is controlled by, controlling or under common control with such Party. As used in this definition, the term “control,” whether used as a noun or a verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting rights (e.g., fifty percent (50%) or more of the equity, the ordinary voting power or the general partnership interest), by contract or otherwise.
f. “Alliance Manager” has the meaning set forth in Section 3.6.1.
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g. “ALN-AAT02” means the molecule or compound being Developed by Alnylam as of the Effective Date known or referred to by Alnylam as ALN-AAT02, as further described in Exhibit A.
h. “Alnylam Commercialization Option” has the meaning set forth in Section 4.3.
i. “Alnylam Existing In-Licenses” means the agreements set forth in Section A-1 of Exhibit C.
j. “Alnylam Existing Third Party Agreements” means (a) the Alnylam Existing In-Licenses and (b) the agreements set forth in Section A-2 of Exhibit C. Alnylam Existing Third Party Agreements also include any Additional Alnylam In-License included within the definition of Alnylam Existing Third Party Agreements pursuant to Section 2.6.2.
k. “Alnylam Indemnified Party” has the meaning set forth in Section 15.2.
l. “Alnylam In-License” means (a) any of the Alnylam Existing In-Licenses; (b) any Additional Alnylam In-License included within the definition of Alnylam Existing Third Party Agreements pursuant to Section 2.6.2; and (c) any agreement between Alnylam (or its Affiliates) and a Third Party entered into after the Effective Date pursuant to which Alnylam acquires Control of (i) Know-How that is necessary or reasonably useful for the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Products in the Field in the Territory or (ii) any Patent Rights that claim the Licensed Know-How or Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Products in the Field in the Territory; but, in each case ((i) and (ii)), only to the extent such agreement is designated as an Alnylam In-License pursuant to Section 2.6.1.
m. “Alnylam Inventions” has the meaning set forth in Section 8.3.1.
n. “Alnylam’s Knowledge” means the actual knowledge of Alnylam.
o. “Alnylam Product-Specific Patent Rights” means Patent Rights Controlled by Alnylam at any time during the Term that include at least one claim, the practice of which necessarily requires the presence or direct use of: (a) any siRNA Directed to the Collaboration Target, or pharmaceutical compositions thereof; (b) specific components of the compositions described in clause (a) to the extent that such components are unique to such compositions; (c) methods of using the compositions described in clause (a) or components described in clause (b), in either case, as a human therapeutic or prophylactic, or Directed to the Collaboration Target, as applicable, or to inhibit expression of the Collaboration Target, as applicable; or (d) methods or compositions directed to the synthesis, manufacture or analysis of the compositions described in clause (a) or components described in clause (b) to the extent that such synthesis, Manufacture or analysis is unique to such compositions or components; provided, however, that any such patents that include any claim(s) that is/are directed to subject matter applicable to siRNA or siRNA delivery in general or directed to any target other than the Collaboration Target will not be considered Alnylam Product-Specific Patent Rights. The Alnylam Product-Specific

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Patent Rights existing as of the Effective Date are set forth in a list agreed upon by the Parties contemporaneously with the execution of this Agreement.
p. “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product during such Calendar Year.
q. “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, taxing authorities, national securities exchange or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.
r. “Assigning Party” has the meaning set forth in Section 7.3.1.
s. “Background IP” has the meaning set forth in Section 8.1.
t. “Backup” means, any RNAi Therapeutic, other than ALN-AAT02 and DCR-A1AT, that (a) is Directed to the Collaboration Target; (b) does not include any targeting ligand or other siRNA delivery technology other than GalNAc; (c) is Controlled by either Alnylam or Dicerna, prior to or after the Effective Date; and (d) can be used in the Field.
u. “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A. are authorized or required by Applicable Laws to remain closed.
v. “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.
w. “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
x. “Change of Control” means with respect to a Party (or its ultimate parent), (a) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party (or its ultimate parent), or (c) the sale or other transfer to a Third Party, whether directly or indirectly by

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a Party or an Affiliate thereof, of all or substantially all of such Party’s (or its ultimate parent’s) business. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.
y. “Chronic Tox Study” means [* * *]
z. “Claims” has the meaning set forth in Section 15.1.
aa. “Clinical Supply Agreement” has the meaning set forth in Section 4.4.1.
ab. “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, or any post-approval human clinical trial, as applicable.
ac. “CMO” means a contract manufacturing organization.
ad. “CNS” means central nervous system, which includes the brain and spinal cord, dorsal root, trigeminal, pterygopalatine ganglia, submandibular ganglia, otic ganglia, and ciliary ganglia, but excluding peripheral nerves (other than dorsal root, trigeminal, pterygopalatine ganglia, submandibular ganglia, otic ganglia, and ciliary ganglia), the neuromuscular junction and muscle.
ae. “Code” has the meaning set forth in Section 13.5.
af. “Collaboration Target” means [* * *]
ag. “Combination Product” means a pharmaceutical formulation containing as its active ingredients both a Product and one or more other therapeutically active compounds or ingredients.
ah. “Commercial Milestone Event” has the meaning set forth in Section 5.2.3.
ai. “Commercial Milestone Payment” has the meaning set forth in Section 5.2.3.
aj. “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Product, or other compound, product or therapy including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Product, or other compound, product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Product, or other compound, product or therapy with respect to such Product, or other compound, product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Product, or other compound, product or therapy in the Territory. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

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ak. “Commercially Reasonable Efforts” of a Party means [* * *]
al. “Competing Generic Product” means, with respect to a given Product and a given country in the Territory, a product sold by a Third Party in such country, other than as a Sublicensee of the applicable Party or its Affiliates under this Agreement, where (a) such Third Party did not purchase or acquire such product in a chain of distribution that included such applicable Party or its Affiliates or Sublicensees, (b) such product received Marketing Authorization from the applicable Regulatory Authority in such country pursuant to an expedited or abbreviated approval process in accordance with the then-current rules and regulations in such country as a generic, follow-on, hybrid, biosimilar, or interchangeable product of such Product by referencing the Product as the “reference listed product” or similar designation in such country, and (c) such Marketing Authorization referred to or relied on the Marketing Authorization of such Product.
am. “Competitive Infringement” has the meaning set forth in Section 8.5.3(a).
an. “Confidentiality Agreement” has the meaning set forth in Section 16.11.
ao. “Confidential Information” means all Know-How or other information or materials of a Party, in any form (written, oral, electronic, photographic, or otherwise) that is confidential or proprietary, including:
i.all Know-How which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or representatives has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement;
ii.all such information or materials regarding or concerning any Product, or any other technical or business information;
iii.all communications between the Parties or information of whatever kind whether recorded or not and, if recorded, in whatever medium, relating to or arising out of this Agreement, whether disclosed prior to or after entering into this Agreement;
iv.any information that the Party indicates in writing is information of a confidential nature or which is marked “confidential”; and
v.all copies and excerpts of the communications, information, notes, reports and documents in whatever form referred to in subclauses (a) through (d) of this definition.
For purposes of the confidentiality obligations set forth herein: (i) Dicerna Know-How shall be deemed Confidential Information of Dicerna; (ii) Licensed Know-How Controlled by Alnylam shall be deemed Confidential Information of Alnylam; (iii) the terms and conditions of this Agreement shall be deemed Confidential Information of both Parties; and (iv) for purposes of the restriction on disclosure, Joint Know-How shall be deemed Confidential Information of

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both Parties and kept confidential per the terms of Article 9 by each of the Parties, unless subsequently assigned to the other Party as set forth in Article 8, in which case, such Know-How shall become the Confidential Information of the assignee. For clarity, nothing in the foregoing or in Article 9 shall restrict either Party from using Joint Know-How (it being understood that this shall not limit Sections 2.1 through 2.5).
ap. “Continuation Notice” has the meaning set forth in Section 12.3.2.
aq. “Control” or “Controlled” means, with respect to any Know-How, or intellectual property right (including any Patent Right), that a Party owns or has a license to, such Know-How or intellectual property right, and in each case, has the power to grant to the other Party, access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party owed to a Third Party; provided that, with respect to rights to any Third Party Know-How, Patent Rights or other intellectual property right that are licensed to, or otherwise obtained by, (i) a Party or its Affiliates pursuant to an agreement entered into by such Party or any of its Affiliates after the Effective Date, or (ii) Alnylam or its Affiliates pursuant to any Additional Alnylam In-License, such Third Party Know-How, Patent Rights or other intellectual property right shall be deemed not to be under the Control of such Party or its Affiliates unless and until the agreement pursuant to which such rights are obtained becomes an In-License pursuant to Section 2.6.1 or Section 2.6.2, as the case may be.
ar. “Covered” or “Cover” means, with respect to a Product in a particular country and a particular Patent Right, that the manufacture, use, sale or importation of such Product in such country would, but for the licenses granted herein, infringe a Valid Claim in such Patent Right.
as. “Data Package” means (a) a summary, consistent with the level of detail provided to the senior management team of Dicerna in connection with a decision to proceed with preparing an NDA, of the manufacturing, preclinical and clinical data as well as the Regulatory Documentation with regards to a Product, [* * *] (b) a reasonably detailed summary of Commercialization plans for such Product in the United States and the Major Ex-US Markets, to the extent such plans exist at the time of delivery of Data Package.
at. “DCR-A1AT” means the molecule or compound being Developed by Dicerna as of the Effective Date known or referred to as DCR-A1AT, as further described in Exhibit B.
au. “Development” or “Develop” means, with respect to a Product (or other compound, product or therapy), any non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for such Product, or other compound, product or therapy, including completions of Clinical Trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. Where the context requires, Development and Develop shall include Research. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.

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av. “Development Milestone Event” has the meaning set forth in Section 5.2.2.
aw. “Development Milestone Payment” has the meaning set forth in Section 5.2.2.
ax. “Development Plan” means the initial Development Plan to be agreed upon by the Parties contemporaneously with the execution of this Agreement, as may be amended from time to time.
ay. “Dicerna Commercialization Plan” has the meaning set forth in Section 4.1.2.
az. “Dicerna Existing In-Licenses” means the agreements set forth in Section B-1 of Exhibit C.
ba. “Dicerna Existing Third Party Agreements” means (a) the Dicerna Existing In-Licenses and (b) the agreements set forth in Section B-2 of Exhibit C.
bb. “Dicerna Indemnified Party” has the meaning set forth in Section 15.1.
bc. “Dicerna In-License” means (a) any of Dicerna’s Existing In-Licenses; or (b) any agreement between Dicerna (or its Affiliates) and a Third Party entered into after the Effective Date pursuant to which Dicerna acquires Control of (i) Know-How that is necessary or reasonably useful for the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Products in the Field outside the United States or (ii) any Patent Rights that claim the Licensed Know-How or Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Products in the Field outside the United States; but, in each case ((i) and (ii)), only to the extent such agreement is designated as a Dicerna In-License pursuant to Section 2.6.1.
bd. “Dicerna Inventions” has the meaning set forth in Section 8.3.1.
be. “Dicerna Know-How” means any and all Know-How Controlled by Dicerna (or one of its Affiliates) that is: (a) existing as of the Effective Date or generated or acquired outside the scope of the Development activities under this Agreement; or (b) conceived, developed, created, made or reduced to practice in the course of performing the Development activities under this Agreement during the Term, including Dicerna’s rights in any Joint Know-How; in each case of (a) or (b) that is necessary or reasonably useful for the Development, registration, making (including formulation), having made, use or Commercialization or other exploitation of a Product outside the United States. For the avoidance of doubt, the Dicerna Know-How does not include any Know-How directed to any targeting ligand or other siRNA delivery technology other than GalNAc.
bf. “Dicerna Patent Rights” means any and all Patent Rights that are Controlled by Dicerna or its Affiliates as of the Effective Date or during the Term that: (a) claim the Dicerna Know-How; or (b) Cover the Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Products in the Field outside the United

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States, in each case, including those Existing Dicerna Patents set forth on a list agreed upon by the Parties contemporaneously with the execution of this Agreement, Dicerna’s rights in any Joint Patent Rights. For the avoidance of doubt, the Dicerna Patent Rights do not include any Patent Rights Covering any targeting ligand or other siRNA delivery technology other than GalNAc.
bg. “Directed to” means, with respect to an siRNA and a target gene (including the Collaboration Target), [* * *].
bh. “Dispute” has the meaning set forth in Section 16.4.1.
bi. “DOJ” has the meaning set forth in Section 11.1.
bj. “Effective Date” means, subject to Section 14.7, the last of the following dates: (a) in the event that the Parties determine pursuant to Article 11 that HSR filings are required, the HSR Clearance Date, or, in the event that the Parties determine that no HSR filings are required, the Execution Date; (b) if a Party has notified the other Party prior to the HSR Clearance Date of any proposed amendments to Exhibit E, Exhibit F, or Exhibit G, the date that is [* * *] days from the date on which such Party has so notified the other Party, provided that a Party has not exercised its right to terminate pursuant to Section 14.6.
bk. “EMA” means the European Medicines Agency and any successor thereto.
bl. “Executive Officer” has the meaning set forth in Section 3.6.3(c).
bm. “Exercise Period” has the meaning set forth in Section 2.2.2.
bn. “Existing Dicerna Patents” means the Patent Rights contained in the Dicerna Patent Rights existing as of the Effective Date that are issued or subject to a pending application for issuance, as set forth on a list agreed upon by the Parties contemporaneously with the execution of this Agreement.
bo. “Existing Licensed Patents” means the Patent Rights contained in the Licensed Technology existing as of the Effective Date that are issued or subject to a pending application for issuance, as set forth on a list agreed upon by the Parties contemporaneously with the execution of this Agreement.
bp. “Existing Third Party Agreements” means the Alnylam Existing Third Party Agreements and Dicerna Existing Third Party Agreements.
bq. “Eye” means all parts of the eye, which for the avoidance of doubt, includes the cornea, iris, fovea, lens, macula, optic nerve, retina, pupil, sclera, and vitreous, and all periocular, periorbital and other accessary structures that support eye homeostasis, including conjunctiva, tissues of upper and lower eyelids, and fornices, meibomian glands, lacrimal glands and extraocular muscles.

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br. “FDA” means the United States Food and Drug Administration and any successor thereto.
bs. “FFDCA” has the meaning set forth in Section 14.1.5.
bt. “Field” means the treatment or prevention of A1AD-related pathologies excluding any applications in the CNS or Eye (such as, without limitation, diseases or pathologies of the CNS or Eye, or any administration to the CNS or Eye, including intrathecal administration or intraocular administration).
bu. “First Commercial Sale” means the first sale of a Product by Dicerna or Alnylam, or one of its Affiliates or their Sublicensees, to an unaffiliated third party after receipt of all Marketing Authorizations required to market and sell the Product have been obtained in the country in which such Product is sold. Sales for purposes of testing the Product and sample purposes shall not be deemed a First Commercial Sale. Furthermore, for purposes of clarity, the term “First Commercial Sale” as used in this Agreement shall not include: (i) any distribution or other sale solely for so-called treatment IND sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is distributed without charge or sold at or below cost; (ii) intercompany transfers to Affiliates of Dicerna or Alnylam or between such entities and a Sublicensee of Dicerna or Alnylam or an Affiliate, provided that a subsequent sale to an unaffiliated Third Party by such Affiliate of Dicerna or Alnylam or Sublicensee is not considered an intercompany transfer; nor (iii) other similar non-commercial sales.
bv. “FTC” has the meaning set forth in Section 11.1.
bw. “FTE” means, with respect to a person, the equivalent of the work of [* * *] employee full time for [* * *] (consisting of at least [* * *] per year (with no further reductions for vacations and holidays)). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion or multiple of an FTE billable by the applicable Party for [* * *] individual during a given accounting period shall be determined by dividing the number of hours worked by said individual on the work to be conducted under the Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [* * *], applied consistently throughout the [* * *]. For clarity, no individual person can ever constitute more than a single FTE.
bx. “FTE Expenses” means the FTE Rate multiplied by the applicable number of FTEs.
by. “FTE Rate” means, for the period commencing on the Effective Date until such time as the Parties agree otherwise, [* * *] per year, subject to annual increases or decreases beginning on [* * *] to reflect the percentage increase or decrease in the Consumer Price Index – All Urban Consumers, US City Average, All Items (as quoted by the U.S. Department of Labor, Bureau of Labor Statistics), and similarly calculated year to year increases each subsequent [* * *]. The FTE Rate shall be deemed to encompass compensation for expenses of salaries, benefits,

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supplies, other employee expenses, and supporting overhead and general and administration allocations.
bz. “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.
ca. “GalNAc” means an N-acetylgalactosamine ligand.
cb. “HSR Act” has the meaning set forth in Section 11.1.
cc. “HSR Clearance Date” has the meaning set forth in Section 11.1.
cd. “Improvement” means any Invention which is a modification or enhancement.
ce. “IND” means an investigational new drug application filed with the FDA with respect to a Product or other compound, product or therapy, or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a Clinical Trial of pharmaceutical product.
cf. “Indemnified Party” has the meaning set forth in Section 15.3.1.
cg. “Indemnifying Party” has the meaning set forth in Section 15.3.1.
ch. “In-License” mean an Alnylam In-License or a Dicerna In-License.
ci. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
cj. “Invention” means any invention and/or any Know-How, composition of matter, article of manufacture, method of manufacture, method of use or other subject matter, whether patentable or not, that is conceived or reduced to practice, or otherwise identified, discovered, made or developed, as applicable, by individuals who are employees, agents or consultants of either or both Parties or its or their Affiliates, in each case, under or in connection with this Agreement.
ck. “JCC” has the meaning set forth in Section 3.6.4.
cl. “Joint Inventions” has the meaning set forth in Section 8.3.1.
cm. “Joint Know-How” has the meaning set forth in Section 8.3.1.
cn. “Joint Patent Rights” has the meaning set forth in Section 8.3.1.
co. “JSC” has the meaning set forth in Section 3.6.3.

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cp. “Know-How” means all technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, efficacy, safety and pharmacovigilance, chemistry, manufacturing and controls, quality control, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials, and excludes Patent Rights.
cq. “Know-How Transfer Period” has the meaning set forth in Section 2.3.
cr. “Licensed Know-How” means all Know-How that Alnylam or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Products in the Field in the Territory. For the avoidance of doubt, the Licensed Know-How does not include any Know-How directed to any targeting ligand or other siRNA delivery technology other than GalNAc.
cs. “Licensed Patent Rights” means any and all Patent Rights that are Controlled by Alnylam or its Affiliates as of the Effective Date or during the Term that: (a) claim the Licensed Know-How; or (b) Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Products in the Field in the Territory; in each case, including those Existing Licensed Patents set forth on the list mentioned in Section 1.67, Alnylam’s rights in any Joint Patent Rights, and any Alnylam Product-Specific Patent Rights. For the avoidance of doubt, the Licensed Patent Rights do not include any Patent Rights Covering any targeting ligand or other siRNA delivery technology other than GalNAc.
ct. “Licensed Technology” means, individually or collectively, the Licensed Patent Rights and the Licensed Know-How.
cu. “Licensing Party” has the meaning set forth in Section 2.6.1.
cv. “Losses” has the meaning set forth in Section 15.1.
cw. “MAD Study” means the [* * *]
cx. “Manufacturing Expenses” means all expenses incurred in accordance with the U.S. GAAP, directly or indirectly, in connection with manufacturing a pharmaceutical product, including without limitation the costs incurred for all materials (including devices sold as part of a Product for a single sales price, or included as part of a Product under Development), labor, access and use of a portion of a manufacturing facility, reasonably allocable manufacturing overhead and out-of-pocket costs paid to Third Parties, in each case including all FTE Expenses for FTEs who perform activities in furtherance of the foregoing, but in any event excluding any

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unreserved, allocated idle capacity costs and charges that exceed in the aggregate [* * *] of a manufacturing facility relating to or occasioned by unused manufacturing capacity not otherwise committed to Products.
cy. “Major Ex-US Markets” means [* * *]
cz. “Marketing Authorization” means, collectively, all Regulatory Approvals (including any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in any country.
da. “MicroRNA” or “miRNA” means a structurally defined functional RNA molecule usually between [* * *] nucleotides in length, which is derived from an endogenous, genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease drosha and subsequently is predicted to serve as a substrate for the enzyme dicer, a member of the RNase III enzyme family.
db. “MicroRNA Mimic” means a single-stranded or double-stranded oligonucleotide with the same or substantially similar base composition and sequence (including chemically modified bases) as a particular natural miRNA and which is designed to mimic the activity of such miRNA. For clarity, MicroRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as an siRNA.
dc. “Milestone Payments” has the meaning set forth in Section 5.2.1.
dd. “NDA” means a New Drug Application, Biologics License Application, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a pharmaceutical, biological or diagnostic product in a country or group of countries.
de. [* * *]
df. “Negotiation Period” has the meaning set forth in Section 2.2.2.
dg. “Net Sales” shall mean [* * *]
dh. “Notice of Dispute” has the meaning set forth in Section 16.4.1.
di. “Notice of Exercise” has the meaning set forth in Section 2.2.2.
dj. “Non-Acquired Party” has the meaning set forth in Section 2.9.
dk. “Non-Assigning Party” has the meaning set forth in Section 7.3.1.
dl. “Oligonucleotide Product” means any product that is based on or comprises at least one oligonucleotide (including any antisense, siRNA, MicroRNA, or MicroRNA Mimic).

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dm. “Optioned Know-How Tail Period” has the meaning set forth in Section 2.5.1.
dn. “Optioned Know-How Transfer Period” has the meaning set forth in Section 2.5.1.
do. “Optioned Regulatory Filings Transfer Period” has the meaning set forth in Section 3.3.2.
dp. “Patent Challenge” has the meaning set forth in Section 12.5.
dq. “Patent Challenge by Alnylam” has the meaning set forth in Section 12.6.
dr. “Patent Challenge by Dicerna” has the meaning set forth in Section 12.5.
ds. “Patent Representative” has the meaning set forth in Section 3.6.2.
dt. “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing.
du. “Payee” has the meaning set forth in Section 7.3.2.
dv. “Payor” has the meaning set forth in Section 7.3.2.
dw. “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
dx. “Phase 1 Clinical Trial” means a Clinical Trial of a Product generally consistent with 21 C.F.R. §312.21(a) or equivalent trial outside of the United States.
dy. “Phase 2 Clinical Trial” means a Clinical Trial of a Product generally consistent with 21 C.F.R. §312.21(b) or equivalent trial outside of the United States.
dz. “Phase 3 Clinical Trial” means a Clinical Trial of a Product generally consistent with 21 C.F.R. §312.21(c) or equivalent trial outside of the United States.
ea. “Pre-Existing Affiliates” has the meaning set forth in Section 2.9.
eb. “Product” means all formulations, versions, or SKUs of ALN-AAT02, DCR-A1AT, and any Backup for use in the Field.

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ec. “Proposed Sublicense” has the meaning set forth in Section 2.2.2.
ed. “Proposed Sublicense Notice” has the meaning set forth in Section 2.2.2.
ee. “R&W Certificate” has the meaning set forth in Section 14.7.
ef. “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) granted by or received from any Regulatory Authority that are necessary for the Research, Development, registration, manufacture (including formulation), distribution, importation, exportation, use, and Commercialization of a pharmaceutical product (including a Product) in a given jurisdiction.
eg. “Regulatory Authority” means the FDA or any counterpart to the FDA outside the United States, or other Governmental Authority with authority over the Research, Development, registration, making (including formulation), use and Commercialization of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.
eh. “Regulatory Documentation” has the meaning set forth in Section 14.2.7.
ei. “Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, Development, registration, manufacture (including formulation), use and Commercialization of a Product made to or received from any Regulatory Authority in a given country, including INDs.
ej. “Regulatory Filings Transfer Period” has the meaning set forth in Section 3.3.1.
ek. “Research” means all activities related to the research, identification, generation, formatting, screening, testing (including in vitro and animal models, but not in human subjects), stability testing, toxicology and formulation of compounds, products or therapies.
el. “RNAi Therapeutic” means any product that is based on or comprises at least one siRNA.
em. “Royalty” has the meaning set forth in Section 5.3.2.
en. “Royalty Term” means with respect to each Product in each country, the period from the First Commercial Sale of such Product in such country until the latest of: (a) such Product no longer being Covered by a Valid Claim in such country; (b) expiration of all regulatory exclusivity periods for such Product in such country; and (c) [* * *] years after the First Commercial Sale of such Product in such country.
eo. “Safety Data Exchange Agreement” has the meaning set forth in Section 4.1.4.

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ep. “siRNA” means an oligonucleotide composition of native or chemically modified RNA that targets a gene through activation of the RNA interference pathway, [* * *]
eq. “Sublicensed Party” has the meaning set forth in Section 2.6.3.
er. “Sublicensee” means a Third Party that is granted a license or sublicense to Research, Develop, make, have made, use, Commercialize or otherwise exploit Products in the Field in the Territory or any portion thereof, beyond the mere right to purchase Products from a Party and its Affiliates.
es. “Sublicensor Party” has the meaning set forth in Section 2.6.3.
et. “Tail Period” has the meaning set forth in Section 2.3.
eu. “Term” has the meaning set forth in Section 12.1.
ev. “Territory” means worldwide.
ew. “Third Party” means any Person other than Dicerna or Alnylam or an Affiliate of Dicerna or Alnylam.
ex. “Transferred Know-How” has the meaning set forth in Section 2.3.
ey. “Transferred Optioned Know-How” has the meaning set forth in Section 2.5.1.
ez. “United States” or “U.S.” means the United States of America and its territories and possessions.
fa. “USD” and “$” means United States dollars.
fb. “Valid Claim” means any claim of: (a) an issued and unexpired patent, which claim has not been (i) revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, nor (ii) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a pending patent application that has not been pending for more than [* * *] years from the date of its earliest priority date that has not been cancelled, withdrawn, or abandoned, or finally rejected without the possibility of appeal or refiling; in each case of (a) and (b) (i) claiming the making, using, selling, offering for sale, importation or other exploitation of a Product and (ii) included within the Licensed Patent Rights or the Dicerna Patent Rights. A pending claim that ceases to be a Valid Claim due to the time limit in clause (b) shall, if it later issues, qualify again as a Valid Claim, provided that it meets the requirements of clause (a) of the foregoing definition.
fc. “VAT” has the meaning set forth in Section 7.3.5.

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2.LICENSES AND EXCLUSIVITY
a. License Grant to Dicerna
. Subject to the terms and conditions of this Agreement and the Alnylam Existing Third Party Agreements, Alnylam (on behalf of itself and its Affiliates) hereby grants to Dicerna (a) an exclusive (even as to Alnylam and its Affiliates) license, with the right to grant sublicenses (through multiple tiers) as provided in Section 2.2, under the Licensed Technology to Research, Develop, register, make (including formulate), have made, use, Commercialize, or otherwise exploit ALN-AAT02 and any Backups thereof in the Field in the Territory during the Term; and (b) a non-exclusive license under the Licensed Technology, with the right to grant sublicenses (through multiple tiers) as provided in Section 2.2, to Research, Develop, register, make (including formulate), have made, use, Commercialize, or otherwise exploit DCR-A1AT and any Backups thereof in the Field in the Territory during the Term. Notwithstanding the exclusive license grant in clause (a) above, Alnylam retains the rights under Licensed Technology (x) to Develop, Manufacture, and Commercialize Products in the Field in the Territory solely for the purpose and only to the extent necessary for the performance of its obligations or exercise of its rights under this Agreement (including the Alnylam Commercialization Option, if exercised), and (y) for all internal basic and preclinical research purposes, in each case including the right to collaborate with and issue sublicenses to academic collaborators and/or Third Party contractors involved in such research activities; provided that Alnylam shall notify and consult with Dicerna prior to carrying out any research activities in non-human primates.
b. Sublicense Rights
.
i. Sublicenses. Subject to the terms and conditions of this Agreement, including, without limitation Section 2.2.2, Dicerna (or, in the case Section 2.5 applies, Alnylam) shall have the right to grant sublicenses, in full or in part, under any and all rights licensed to Dicerna under Section 2.1 (or to Alnylam, under Section 2.5, in the case Section 2.5 applies) to its Affiliates and to any Third Party; subject, at all times, to the terms and conditions of this Agreement, including the Alnylam Commercialization Option, and provided, further, that Alnylam (or, in the case Alnylam exercises the Alnylam Commercialization Option pursuant to Section 4.3, Dicerna) shall still be entitled to receive under or as a result of any such sublicense the same Royalty and/or Milestone Payments as set forth in this Agreement. For the avoidance of doubt, prior to Alnylam exercising or declining to exercise the Alnylam Commercialization Option, or if Alnylam exercises the Alnylam Commercialization Option pursuant to Section 4.3, notwithstanding anything herein to the contrary, Dicerna shall not be entitled to grant sublicenses under Dicerna Patent Rights, Dicerna Know-How, and the Licensed Technology outside the United States with respect to the applicable Product.
ii. Right of First Negotiation. Notwithstanding Section 2.2.1, prior to entering into negotiations with a Third Party for a sublicense that includes commercialization rights with respect to a Product [* * *] (excluding customary distribution arrangements entered into in the ordinary course of business by Dicerna) (“Proposed Sublicense”), Dicerna shall provide

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Alnylam with (a) a written notice of the nature of the proposed sublicense with such Third Party, and (b) a summary of the most recent material clinical data for the relevant Product within Dicerna’s possession and control (such notice together with the related information, the “Proposed Sublicense Notice”). If Alnylam desires to obtain such commercialization rights with respect to a Product [* * *], Alnylam may notify Dicerna in writing within [* * *] days of Alnylam’s receipt of such Proposed Sublicense Notice (the “Exercise Period”) that it desires to enter into negotiations with respect to such Proposed Sublicense (“Notice of Exercise”). If Alnylam provides a Notice of Exercise to Dicerna in accordance with this Section 2.2.2, then from and after the receipt of the Notice of Exercise by Dicerna and for a continuous period of [* * *] days thereafter, as may be extended by mutual agreement of the Parties (the “Negotiation Period”), the Parties will negotiate with each other with respect to such Proposed Sublicense in good faith and with the intent of entering into a mutually acceptable definitive, written agreement with respect to the Proposed Sublicense, provided that during the first [* * *] days (as may be extended by mutual agreement of the Parties) of such Negotiation Period, the Parties will exclusively negotiate with each other with respect to such Proposed Sublicense. If (x) Alnylam does not provide a timely Notice of Exercise, or (y) if Alnylam provides a timely Notice of Exercise but the Parties do not enter into a Proposed Sublicense within the Negotiation Period, then Dicerna may negotiate and enter into the Proposed Sublicense with such Third Party.
c. Know-How Transfer
. Within [* * *] days following the Effective Date (the “Know-How Transfer Period”) (and during the [* * *] month period following the end of the Know-How Transfer Period (the “Tail Period”), if new Know-How comes to be Controlled by Alnylam during such period) Alnylam shall disclose and/or deliver to Dicerna, at Alnylam’s sole cost and expense, to the extent not previously provided, copies of all written or electronically stored data and information in Alnylam’s possession and Control relating to the Licensed Know-How which is reasonably necessary for Dicerna’s Development or Commercialization of each Product (including for regulatory purposes) (the “Transferred Know-How”). If during the Term after the Tail Period, [* * *] In addition, with respect to any Licensed Know-How in Alnylam’s possession and Control during the Term that is not otherwise subject to a disclosure obligation pursuant to this Section 2.3, Alnylam shall consider in good faith any reasonable request from Dicerna for such Licensed Know-How be disclosed to Dicerna (which disclosure shall occur, if at all, on terms mutually acceptable to both Parties). Upon Dicerna’s reasonable request, Alnylam will [* * *] consult with Dicerna on issues arising in the course of Dicerna’s Research, Development or Commercialization and in connection with any request related to a Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues. Following the Know-How Transfer Period, if Alnylam provides any assistance or consultation pursuant to this Section 2.3, Dicerna shall compensate Alnylam at the FTE Rate for any efforts by Alnylam’s employees, and Dicerna shall reimburse Alnylam for all actual out-of-pocket costs without markup that Alnylam may incur with respect to such assistance or consultation, if any, provided by any consultants or Third Parties that are not employees of Alnylam. For clarity, the preceding sentence is not intended to change financial responsibility of the Parties to bear costs as set forth elsewhere in this Section 2.3. Alnylam shall invoice Dicerna on a [* * *] basis for any of the

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foregoing amounts and Dicerna shall pay all such undisputed amounts within [* * *] days following the date on which it receives each such invoice.
d. Covenants
. Alnylam covenants that it will not: (a) take any action that (i) would impose or result in a lien, charge or encumbrance of the Licensed Technology that would prevent or limit Dicerna’s exercise of its license rights to such Licensed Technology, or (ii) would materially adversely affect the license rights granted to Dicerna under this Agreement; or (b) assign, transfer, convey or otherwise grant to any Person any rights to any Licensed Technology (or any rights to any intellectual property that would otherwise be included in the Licensed Technology if not assigned, transferred, conveyed, or otherwise granted to a Third Party) or any Products (and compounds, products and therapies that may become Products), in any manner that is inconsistent with the licenses granted to Dicerna pursuant to Section 2.1.
e. License to Alnylam Upon Exercise of Alnylam Commercialization Option
. In the event that Alnylam exercises the Alnylam Commercialization Option pursuant to Section 4.3 with regards to a particular Product, subject to the terms and conditions of this Agreement and the Dicerna Existing Third Party Agreements, Dicerna will grant to Alnylam an exclusive (even as to Dicerna and its Affiliates) license, with the right to grant sublicenses (through multiple tiers) as provided in Section 2.2, under Dicerna Patent Rights, Dicerna Know-How, and the Licensed Technology solely to the extent necessary or reasonably useful for Alnylam to Commercialize such Product in the [* * *]. Notwithstanding the exclusive license grant above in this Section 2.5, following Alnylam’s exercise of the Alnylam Commercialization Option with regards to a particular Product, Dicerna shall retain the right under Dicerna Patent Rights, Dicerna Know-How, and the Licensed Technology to carry out activities related to such Product throughout the Territory solely for the purpose of and only to the extent necessary for Commercializing such Product in the [* * *] For clarity, Dicerna shall retain the right to Develop and Manufacture such Product throughout the Territory for the purpose of Commercializing such Product in the [* * *].
i. Optioned Know-How Transfer. Within [* * *] days following Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product (the “Optioned Know-How Transfer Period”) (and during the [* * *] month period following the end of the Optioned Know-How Transfer Period (the “Optioned Know-How Tail Period”), if new Know-How comes to be Controlled by Dicerna during such period), Dicerna shall disclose and/or deliver to Alnylam, at Dicerna’s sole cost and expense, to the extent not previously provided, copies of all written or electronically stored data and information in Dicerna’s possession and Control relating to Dicerna Know-How which is reasonably necessary for Alnylam’s Development (to the extent applicable) or Commercialization of such Product (including for regulatory purposes) [* * *] (the “Transferred Optioned Know-How”). If during the Term after the Optioned Know-How Tail Period, (x) Dicerna discovers any data or information that was in existence during the Optioned Know-How Transfer Period and/or the Optioned Know-How Tail Period and satisfied the Transferred Optioned Know-How definition at such time but was not disclosed to Alnylam, or (y) Dicerna develops or acquires any data or information that satisfies the Transferred Optioned

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Know-How definition and relates solely to the Product for which Alnylam has exercised the Alnylam Commercialization Option (and not to any other program or product), Dicerna shall promptly disclose and/or deliver such data and information to Alnylam, at Dicerna’s sole cost and expense. In addition, with respect to any Dicerna Know-How in Dicerna’s possession and Control during the Term that is not otherwise subject to a disclosure obligation pursuant to this Section 2.5.1, Dicerna shall consider in good faith any reasonable request from Alnylam for such Dicerna Know-How be disclosed to Alnylam (which disclosure shall occur, if at all, on terms mutually acceptable to both Parties). Upon Alnylam’s reasonable request, Dicerna will at its expense (except as provided below): (a) provide reasonable technical assistance to Alnylam during such disclosure or delivery set forth in the preceding sentences; and (b) make its employees and non-employee consultants reasonably available at their respective places of employment to consult with Alnylam on issues arising in the course of Alnylam’s Development (to the extent applicable) or Commercialization and in connection with any request related to such Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues. Following the Optioned Know-How Transfer Period, if Dicerna provides any assistance or consultation pursuant to this Section 2.5.1, Alnylam shall compensate Dicerna at the FTE Rate for any efforts by Dicerna’s employees, and Alnylam shall reimburse Dicerna for all actual out-of-pocket costs without markup that Dicerna may incur with respect to such assistance or consultation, if any, provided by any consultants or Third Parties that are not employees of Dicerna. For clarity, the preceding sentence is not intended to change financial responsibility of the Parties to bear costs as set forth elsewhere in this Section 2.5.1. Dicerna shall invoice Alnylam on a [* * *] basis for any of the foregoing amounts and Alnylam shall pay all such undisputed amounts within [* * *] days following the date on which it receives each such invoice.
f. In-Licenses
.
i. Acceptance of Future In-Licenses. In the event that either Party (the “Licensing Party”) or its Affiliate enters into an agreement with a Third Party after the Effective Date that meets the criteria set forth in clause (b) of the definition of Dicerna In-License or clause (b) of the definition of Alnylam In-License (as the case may be), then the Licensing Party will promptly provide the other Party with notice and a copy of the applicable Third Party agreement. Within [* * *] days following receipt of such notice, the other Party will decide, in its sole discretion, whether to accept the applicable Third Party agreement as an Alnylam In-License or Dicerna In-License, as the case may be, and provide notice of such decision to the Licensing Party. In the event that such other Party declines to accept such agreement as an Alnylam In-License or Dicerna In-License, as the case may be, any rights granted to the Licensing Party thereunder will not be deemed to be “Controlled” by the Licensing Party or licensed to the other Party under this Agreement. In the event that the other Party accepts such Third Party agreement as an Alnylam In-License or Dicerna In-License, as the case may be, (i) such agreement will thereafter be included within the definition of Alnylam In-License or Dicerna In-License, as applicable, (ii) any rights granted to the Licensing Party thereunder will be deemed to be “Controlled” by the Licensing Party and sublicensed to the other Party pursuant to the terms of

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this Agreement, and (iii) the Parties will negotiate in good faith regarding the respective allocable share each Party will bear for payments made or to be made under such Third Party agreement, such that each Party will equitably bear responsibility for those payments arising from its activities under the rights licensed under such Third Party agreement (or in the case of the Party that is the sublicensee, arising from the grant of such sublicense).
ii. Additional Alnylam In-Licenses. Dicerna shall have the option, exercisable during the Term upon written notice to Alnylam, and on an Additional Alnylam In-License by Additional Alnylam In-License basis, to expand the definition of Licensed Patent Rights under this Agreement to include the Patent Rights Controlled by Alnylam under such Additional Alnylam In-License. Upon receipt of such written notice from Dicerna, such agreement will thereafter be included within the definition of the Alnylam Existing Third Party Agreements, and all rights granted to Alnylam thereunder will be deemed to be “Controlled” by Alnylam and sublicensed to Dicerna under this Agreement effective as of the date of such written notice, and Exhibit C will be updated accordingly.
iii. Compliance. Each Party acknowledges and agrees that the sublicenses and other rights granted by the other Party to such first Party in this Agreement are subject to the terms of any In-Licenses to which such other Party or any of its Affiliates is a party. Each Party granted a sublicense pursuant to this Agreement under any of the In-Licenses of the other Party (or any of its Affiliates) (the Party granted a sublicense, the “Sublicensed Party,” and the Party granting the sublicense, the “Sublicensor Party”) shall comply with, and perform and take such actions as may be required to allow the Sublicensor Party to comply with, all applicable terms and conditions of the In-Licenses of the Sublicensor Party to the extent (a) applicable to (i) the Sublicensed Party’s rights or obligations relating to the Development, Manufacture or Commercialization of Products under this Agreement or (ii) the filing, prosecution, maintenance, extension, defense, enforcement or the further sublicensing of the Licensed Technology (if Alnylam is the Sublicensor Party) or the Dicerna Patents and Dicerna Know-How (if Dicerna is the Sublicensor Party) to the extent relevant to the Sublicensed Party’s rights or obligations relating to the Development, Manufacture or Commercialization of Products under this Agreement, and (b) the Sublicensed Party has been given written notice or provided a copy of such terms and conditions on or before the later of (i) the Effective Date and (ii) the date on which such In-License is first required to have been provided to the Sublicensed Party hereunder, including any such terms and conditions relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the foregoing, (x) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of any In-License and (y) each Sublicensed Party shall prepare and deliver to the Sublicensor Party any reports required under the applicable In-Licenses of the Sublicensor Party sufficiently in advance to enable the Sublicensor Party to comply with its obligations under the applicable In-Licenses, to the extent that the Sublicensed Party had been made aware of such provisions sufficiently in advance of the date on which such compliance is required in order for such Sublicensed Party to properly prepare such reports.
g. No Implied Licenses or Rights

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. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates not expressly granted under this Agreement. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement with Alnylam, Dicerna is not forfeiting any rights that Dicerna may have, including its rights to perform Research in compliance with 35 U.S.C. § 271(e)(1) or any experimental or Research use exemption that may apply in any country.
h. Exclusivity
. [* * *]
i. Effect of Change of Control
. [* * *]
3.DEVELOPMENT AND REGULATORY
a. Development Responsibilities
.
i. With regards to each Product, this Section 3.1.1 shall apply prior to Alnylam’s exercise of the Alnylam Commercialization Option for such Product pursuant to Section 4.3 and shall continue to apply if Alnylam does not exercise the Alnylam Commercialization Option for such Product. The Parties have agreed on a preliminary Development Plan for the Products contemporaneously with the execution of this Agreement, including the anticipated timeline for the Development activities to be conducted under this Agreement. Dicerna shall have the right to modify the preliminary Development Plan, at its sole discretion, as it sees fit as it proceeds with Development of the Products, as long as such modification is consistent with (i) [* * *] under Section 3.2 and (ii) the final decision rights as specified in Section 3.6. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Dicerna intends to, and shall, to the extent practicable, promptly initiate the Chronic Tox Study promptly following the Effective Date and to complete it in a timely manner. Subject to Section 3.6 and the terms of this Agreement, as between the Parties, Dicerna shall have sole discretion and authority with respect to all decisions concerning the Development of Products in the Field, including the clinical and regulatory strategy of Products covered under this Agreement. Alnylam shall not conduct any Research or Development activities with respect to any Product or Combination Product in the Field without Dicerna’s prior written consent and approval, and any such Research or Development work shall be done solely at Dicerna’s direction. If Dicerna requests that Alnylam perform Development activities pursuant to this Section 3.1, the Parties will discuss and agree upon reasonable procedures to govern the invoicing by Alnylam and payment by Dicerna therefor.

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a.Within [* * *] months of the beginning of each [* * *], Dicerna shall provide Alnylam with a written report that summarizes the Development of Products in the previous year. Such report shall include the status of each pending and proposed Regulatory Filing for such Products. In addition, Dicerna shall provide a simple written notice to Alnylam within [* * *] of any significant Development events with respect to such Products (e.g., any Clinical Trial initiation or completion, clinical holds, Regulatory Filings, Regulatory Approvals).
b.Dicerna shall use Commercially Reasonable Efforts to maintain written or electronic records in sufficient detail, which are complete and accurate in all material respects and reflect all Development work performed and results achieved.
ii. With regards to each Product for which Alnylam exercises the Alnylam Commercialization Option pursuant to Section 4.3 and to the extent Alnylam needs or desires to further Develop such Product for the purpose of Commercialization in the Field outside the United States, this Section 3.1.2 shall apply.
c.Within [* * *] months of the beginning of each [* * *] following Alnylam’s exercise of the Alnylam Commercialization Option, each Party shall provide the other Party with a written report that summarizes the Development of such Products performed by such Party in the previous year. Such report shall include the status of each pending and proposed Regulatory Filing for such Product in such Party’s portion of the Territory. In addition, each Party shall provide a simple written notice to the other Party within [* * *] of any significant Development events with respect to such Product in such first Party’s portion of the Territory (e.g., any Clinical Trial initiation or completion, clinical holds, Regulatory Filings, Regulatory Approvals). In addition, at either Party’s reasonable request and to the extent permitted by Applicable Laws, the other Party shall provide to such first Party any material information that, at the time of such request, has been generated and is in such other Party’s possession and that is necessary or reasonably useful for the Development or Commercialization of such Product by the requesting Party in its portion of the Territory at the requesting Party’s cost and expense.
d.Each Party shall perform all Development activities, as applicable, related to such Product in a manner that could not reasonably be expected to have a material adverse effect on the Development, manufacture or Commercialization of such Product in the other Party’s portion of the Territory.
e.Each Party shall use Commercially Reasonable Efforts to maintain written or electronic records in sufficient detail, which are complete and accurate in all material respects and reflect all Development work performed and results achieved.
b. Development Diligence Efforts
. Dicerna shall use Commercially Reasonable Efforts to Develop at least [* * *] Product in [* * *] and at least [* * *] of the [* * *]. With regards to each Product for which Alnylam exercises the Alnylam Commercialization Option pursuant to Section 4.3 and to the extent

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Alnylam needs to further Develop such Product for the purpose of Commercialization in the Field outside the United States, Dicerna shall continue to use Commercially Reasonable Efforts to Develop such Product in the [* * *] and Alnylam shall use Commercially Reasonable Efforts to Develop such Product in at least one of the [* * *].
c. Regulatory Filings Transfer
.
i. Alnylam shall as promptly as reasonably practicable, but in no event later than [* * *] days following the Effective Date (the “Regulatory Filings Transfer Period”), transfer to Dicerna all Regulatory Filings and Regulatory Approvals that are Controlled by Alnylam and its Affiliates and that are related to ALN-AAT02 and any Backups thereof (including all ownership and rights thereto), and copies of any other regulatory materials Controlled by Alnylam and its Affiliates [* * *] for the Research, Development or Commercialization of such Product in the Field in the Territory. Notwithstanding the foregoing, Alnylam shall transfer the [* * *], Alnylam shall continue to file all necessary pharmacovigilance reports required with respect thereto with the applicable Regulatory Authorities. In connection with the foregoing, Alnylam shall execute all documents and take all actions, including any additional filings with the relevant Regulatory Authorities, as are necessary [* * *] to vest all ownership and rights to the Regulatory Filings and Regulatory Approvals with Dicerna and to reflect Dicerna as the holder of all Regulatory Filings and Regulatory Approvals. For the avoidance of doubt, Dicerna shall be responsible, at its own cost, with respect to all other matters related to Regulatory Filings and Regulatory Approvals for [* * *] and any Backups thereof. Following the Regulatory Filings Transfer Period, at Dicerna’s request, Alnylam shall provide from time to time reasonably requested regulatory-related assistance from its own employees, subject to the availability of any such employees, in which case Dicerna shall compensate Alnylam at the FTE Rate. Dicerna shall reimburse Alnylam for all actual out-of-pocket costs [* * *] that Alnylam may incur after the Regulatory Filings Transfer Period associated with assistance, if any, provided by any consultants or Third Parties that are not employees of Alnylam. Alnylam shall invoice Dicerna on a [* * *] basis for any of the foregoing amounts and Dicerna shall pay all such undisputed amounts within [* * *] days following the date on which it receives each such invoice. If, as of the Effective Date, Alnylam or its Affiliates are conducting any Clinical Trials for ALN-AAT02 or any Backup thereof, then at Dicerna’s request and at Alnylam’s cost and expense, Alnylam shall, and shall cause its Affiliates to, reasonably cooperate with Dicerna to transfer the conduct of such Clinical Trial to Dicerna or its designees and complete such transfer reasonably promptly.
ii. Following Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product pursuant to Section 4.3, Dicerna shall as promptly as reasonably practicable, but in no event later than [* * *] days following Alnylam’s exercise of the Alnylam Commercialization Option for such Product (the “Optioned Regulatory Filings Transfer Period”), transfer to Alnylam all Regulatory Filings and Regulatory Approvals that are Controlled by Dicerna and its Affiliates and that are related to such Product (including all ownership and rights thereto) outside the [* * *], and copies of any other regulatory materials Controlled by Dicerna and its Affiliates that are reasonably necessary for the Research,

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Development or Commercialization of such Product in the Field outside the United States. In connection with the foregoing, Dicerna shall execute all documents and take all actions, including any additional filings with the relevant Regulatory Authorities related to such Product outside the United States, as are necessary or otherwise reasonably requested by Alnylam to vest all ownership and rights to the Regulatory Filings and Regulatory Approvals for such Product outside the United States with Alnylam and to reflect Alnylam as the holder of all Regulatory Filings and Regulatory Approvals for such Product outside the United States. Following the Optioned Regulatory Filings Transfer Period, at Alnylam’s request, Dicerna shall provide from time to time requested regulatory-related assistance from its own employees, in which case Alnylam shall compensate Dicerna at the FTE Rate. Alnylam shall reimburse Dicerna for all actual out-of-pocket costs without markup that Dicerna may incur after the Optioned Regulatory Filings Transfer Period associated with assistance, if any, provided by any consultants or Third Parties that are not employees of Dicerna. Dicerna shall invoice Alnylam on a [* * *] basis for any of the foregoing amounts and Alnylam shall pay all such undisputed amounts within [* * *] days following the date on which it receives each such invoice.
d. Regulatory Responsibilities
.
i. With regards to each Product, this Section 3.4.1 shall apply prior to Alnylam’s exercise of the Alnylam Commercialization Option for such Product pursuant to Section 4.3 and shall continue to apply if Alnylam does not exercise the Alnylam Commercialization Option for such Product. Except as may be provided in the Development Plan, following the transfer of Regulatory Filings to Dicerna pursuant to Section 3.3.1, as between the Parties, Dicerna shall be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining Regulatory Approvals with respect to Products and shall have sole control over all interactions with the applicable Regulatory Authority. Dicerna shall have sole responsibility for safety management, including the timely reporting to the appropriate Governmental Authorities, of all adverse events and any other information concerning the safety of Products. Alnylam shall reasonably cooperate with Dicerna, at Dicerna’s reasonable request and expense, with respect to any regulatory matters related to Products. Dicerna will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Products, and all such Regulatory Filings and Regulatory Approvals will be held in the name of Dicerna. Within [* * *] days after the initiation of [* * *] of a Product, Dicerna shall grant Alnylam access to a virtual data room that contains copies of (a) pre-clinical and clinical safety and efficacy data, (b) protocols and investigator brochures, and (c) Regulatory Filings that, in each case of (a), (b) and (c) are related to such Product and reasonably necessary or useful for Alnylam to determine whether to exercise its Alnylam Commercialization Option, all of which shall be deemed to be Dicerna’s Confidential Information.
ii. With regards to each Product for which Alnylam exercises the Alnylam Commercialization Option, this Section 3.4.2 shall apply.
f.Following Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product and the transfer of Regulatory Filings to Alnylam

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pursuant to Section 3.3.2, as between the Parties, with respect to such Product, (x) in [* * *], Dicerna shall continue to (i) be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining Regulatory Approvals and have sole control over all interactions with the applicable Regulatory Authority, (ii) have sole responsibility for safety management, including the timely reporting to the appropriate Governmental Authorities, of all adverse events and any other information concerning the safety, and (iii) own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals and hold all such Regulatory Filings and Regulatory Approvals in its name; and (y) outside [* * *], Alnylam shall (i) be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining Regulatory Approvals and have sole control over all interactions with the applicable Regulatory Authority, (ii) have sole responsibility for safety management, including the timely reporting to the appropriate Governmental Authorities, of all adverse events and any other information concerning the safety, and (iii) own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals and hold all such Regulatory Filings and Regulatory Approvals in its name.
g.Each Party shall provide the other Party with reasonable access to interim drafts of material Regulatory Filings via access methods (such as secure databases) as agreed by the Parties, and such other Party shall provide any comments on such drafts of all Regulatory Filings or of proposed material actions within [* * *], or such other longer period of time as mutually agreed to by the Parties, provided that the filing Party shall have no obligation to incorporate such comments into such Regulatory Filings.
h.Each Party shall, to the extent permitted by Applicable Laws, in support of the other Party’s preparation and filing of any Regulatory Filings or the maintenance of any Regulatory Approval with respect to the Product for which Alnylam exercises the Alnylam Commercialization Option in the Field in the such other Party’s portion of the Territory, grant such other Party the right to access and use, and a right of reference to such first Party’s Regulatory Filings and Regulatory Approval with respect to such Product in the Field in such first Party’s portion of the Territory.
i.Each Party shall be provided with reasonable notice no longer than within [* * *] of the other Party’s receipt of any material meeting (whether in person or by teleconference) notice from any Regulatory Authority and shall be permitted, to the extent allowable by Applicable Laws, to have a reasonable number of its employees attend meetings (whether in person or by teleconference) between the other Party and Regulatory Authorities in such other Party’s portion of the Territory, and each Party shall be given access to, and copies upon reasonable request of, all material correspondence and meeting minutes from any meeting (whether in person or by teleconference) between the other Party and Regulatory Authorities in such other Party’s portion of the Territory at the cost and expense of the requesting Party.

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e. Costs of Development
. [* * *]
f. Governance and Communications
.
i. Alliance Managers. Each Party will appoint an alliance manager (each, an “Alliance Manager”) having sufficient experience and knowledge to serve as the main point of contact for each Party to exchange high-level information, facilitate communication, coordinate the Parties’ activities, and to provide day-to-day support to the JSC and/or JCC.
ii. Patent Representatives. Each Party shall appoint a single individual to serve as a single point of contact between the Parties with respect to intellectual property matters that arise during the Term (each, a “Patent Representative”), including discussing and coordinating the Parties’ activities related to the filing, prosecution, maintenance, enforcement and defense of Patent Rights related to Products in the Field in the Territory. Each Party may change its Patent Representative at any time upon written notice to the other Party.
iii. JSC
j.The Parties will establish a Joint Steering Committee (“JSC”) to resolve disputes with respect to the Development of Products in the Field under this Agreement, to review the plans for Development of Products in the Field, to review the progress Development of Products in the Field against such plans, and to perform such other functions as appropriate to further the purposes of this Agreement, as mutually agreed upon by both Parties in writing. The JSC will be comprised of [* * *] suitably qualified designees from each Party, [* * *] The JSC will meet on a quarterly basis each year, with ad hoc meetings to be scheduled as deemed appropriate by the JSC. The JSC may meet by means of teleconference, videoconference or other similar means. The JSC shall have the authority to appoint subcommittees.
k.All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having [* * *] vote, and shall be set forth in minutes approved by both Parties. If the JSC is unable to reach agreement on any matter within [* * *] after a matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution in accordance with Section 3.6.3(c).
l.Each Party shall ensure that an executive officer is designated for such Party at all times during the Term for dispute resolution purposes (each such individual, such Party’s “Executive Officer”), and shall promptly notify the other Party of its initial, or any change in its, Executive Officer. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the Executive Officers, who shall attempt in good faith to resolve such dispute.

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m.[* * *]
n.The JSC shall be promptly disbanded upon the [* * *] year anniversary of the First Commercial Sale of a Product in the [* * *] or any of the [* * *] for which Alnylam has exercised the Alnylam Commercialization Option pursuant to Section 4.3. Notwithstanding the foregoing, prior to the end of such [* * *] year period, the Parties may mutually agree to maintain the JSC should additional material Development work (such as, by way of example, on one or more Backups) be anticipated.
iv. JCC
o.If and only if Alnylam exercises the Alnylam Commercialization Option pursuant to Section 4.3 with regards to a particular Product, the Parties will form a joint commercialization committee (“JCC”) to coordinate the global Commercialization plan and activities for such Product in the Field. The JCC will be comprised of [* * *] suitably qualified designees from each Party, [* * *] The JCC will meet at least on a [* * *] basis, with ad hoc meetings to be scheduled as deemed appropriate by the JCC. The JCC may meet by means of teleconference, videoconference or other similar means. The JCC shall have the authority to appoint subcommittees.
p.All decisions of the JCC shall be made by unanimous vote, with each Party’s representatives collectively having [* * *] vote, and shall be set forth in minutes approved by both Parties. If the JCC is unable to reach agreement on any matter within [* * *] after a matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution in accordance with Section 3.6.3(c).
q.[* * *]
4.COMMERCIALIZATION AND MANUFACTURING
a. Commercialization by Dicerna
. If Alnylam has not exercised or declines to exercise its Alnylam Commercialization Option under Section 4.3 with regards to a particular Product:
i. As between the Parties and subject to Section 4.3, Dicerna shall have the sole right and be responsible at its own expense for the Commercialization of the Products. Subject to the terms of this Agreement and Alnylam’s exercise of the Alnylam Commercialization Option, all decisions concerning the Commercialization of Products within the Territory, including the marketing and sales of Products, and the design, price, and promotion of Products, are within the sole discretion of Dicerna.
ii. At least [* * *] months prior to the anticipated First Commercial Sale of such Product in the Field in the Territory, and on an annual basis thereafter, Dicerna shall provide Alnylam with a Commercialization plan and report for such Product that summarizes the Commercialization activities that have been undertaken to date with respect to such Product and

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the Commercialization activities anticipated to be undertaken with respect to such Product in the Field and Territory in the next [* * *] months (such plan and report, a “Dicerna Commercialization Plan”). To the extent commercially reasonable, such Dicerna Commercialization Plan shall contain a summary of Dicerna’s efforts to obtain Regulatory Approvals in the Territory, and Dicerna’s plans to obtain further Regulatory Approvals and Commercialize Products in countries in the Territory in which Dicerna is not then Commercializing Products, and, for countries where such activities are planned, the dates by which such activities are targeted to be accomplished. In addition, Dicerna shall provide Alnylam with written notice of the First Commercial Sale of each Product in the Territory no later than [* * *] after such event; provided, however, that in all circumstances except as prohibited by Applicable Law, Dicerna shall inform Alnylam of such event prior to disclosure of such event by Dicerna to the general public. Dicerna shall also provide such other information to Alnylam as Alnylam may reasonably request from time-to-time with respect to the plans for or progress of Dicerna’s Commercialization activities with respect to Products, which obligation may be satisfied by communications via the JSC.
iii. Dicerna will be free, in its sole discretion, to use and to register in any trademark office in the Territory any trademark for use with a Product; provided, that nothing herein shall grant Dicerna any right to use any trademark Controlled by Alnylam and/or its Affiliates. Dicerna shall have the right to select, and shall own all right, title and interest in and to, any such trademark relating to a Product that it selects during and after the Term.
iv. Within [* * *] months of the Effective Date, both Parties shall develop and agree to the worldwide safety and pharmacovigilance procedures with respect to ALN-AAT02 and any Backups thereof, as well as safety data sharing and exchange, and adverse events reporting, in a written agreement executed by both Parties (the “Safety Data Exchange Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other important safety information related to [* * *] and any Backups thereof, including product quality and product complaints involving adverse events. The Parties shall promptly update the Safety Data Exchange Agreement if required by changes in Applicable Laws. Each Party shall comply with its respective obligations under the Safety Data Exchange Agreement and shall cause its Affiliates and Sublicensees to comply with such obligations.
v. Subject to Section 4.1.3, Dicerna shall maintain a record of all non-medical and medical Product-related complaints it receives with respect to such Product. Dicerna shall notify Alnylam of any such complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established by the Parties within the Safety Data Exchange Agreement, and in any event in sufficient time to allow each Party (or its Affiliates or Sublicensees) to comply with any and all regulatory requirements imposed upon it. Dicerna shall investigate and respond to all such complaints in such country or jurisdiction with respect to such Product as soon as reasonably practicable. Dicerna shall promptly provide Alnylam with a copy of any such response.
b. Commercialization Diligence Efforts

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. Subject to the terms of this Agreement and Alnylam’s exercise of the Alnylam Commercialization Option, Dicerna shall use Commercially Reasonable Efforts to, at its sole expense, Commercialize at least one Product in the [* * *] and at least one of the [* * *].
c. Alnylam Commercialization Option
. No later than [* * *] days after the initiation of [* * *] of a Product, Dicerna shall grant Alnylam access to a virtual data room that contains a preliminary version of Data Package for such Product, and Dicerna shall from time to time, at Alnylam’s reasonable request, update such version of the Data Package in the virtual data room. Within [* * *] days following the completion of [* * *] for each Product, Dicerna shall provide Alnylam with written notice of such completion. Within [* * *] days following such notice and subject to reasonable extension for time spent on data analysis, Dicerna shall share with Alnylam the final and reasonably complete version of the Data Package for such Product through a virtual data room. The Data Package, including all preliminary versions thereof shared with Alnylam under this Section 4.3, shall be disclosed to Alnylam subject to the confidentiality obligations in Article 9. Within [* * *] days following receipt of the final and reasonably complete Data Package, Alnylam shall inform Dicerna in writing whether Alnylam elects to (a) exercise an option to Commercialize such Product outside the United States (the “Alnylam Commercialization Option”), or (b) permanently decline to exercise such option. In the event that Alnylam does not so inform Dicerna of Alnylam’s choice within such [* * *] day period following transmission by Dicerna to Alnylam of the final and reasonably complete Data Package, Alnylam shall be deemed to have elected permanently to decline to exercise the Alnylam Commercialization Option. In the event that Alnylam exercises the Alnylam Commercialization Option under this Section 4.3 with regards to a particular Product:
i. Alnylam shall be solely responsible, at its own expense, to Commercialize and book sales for such Product [* * *], and Dicerna shall be solely responsible, at its own expense, to Commercialize and book sales for such Product in the [* * *]. Alnylam shall use Commercially Reasonable Efforts to Commercialize such Product in at least one of the [* * *]. Dicerna shall continue to use Commercially Reasonable Efforts to Commercialize at least one Product in the [* * *]. Dicerna and Alnylam will coordinate, through the JCC, global Commercialization plans and activities, including branding, labeling and related activities, pursuant to Section 3.6.4.
ii. Each Party shall, if permitted, share with the JCC on a regular basis, all core labeling and core promotional materials it or its Sublicensees or Affiliates plans to use with respect to such Product, and the JCC shall have the right to review and comment on such materials, which comments shall be considered in good faith by the Party promulgating such materials. Notwithstanding the foregoing, each Party shall have final decision rights related to promotional materials it shall use in its portion of the Territory.
iii. At least [* * *] months prior to the anticipated First Commercial Sale of such Product in the Field in the Territory, and on an [* * *] basis thereafter, at least [* * *]two (2) [* * *] weeks in advance of the first meeting of the JCC in a [* * *], each Party shall provide the JCC with a Commercialization plan and report for such Product in the Field for, if Dicerna, the [* * *] and, if Alnylam, that portion of the Territory outside the United States, including the [* * *].

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iv. Each Party shall perform all Commercialization activities with respect to such Product in the Field in its portion of the Territory in a manner that could not reasonably be expected to have a material adverse effect on the Development, manufacture or Commercialization of such Product in the other Party’s portion of the Territory.
v. Either Party shall have the right to choose trademarks for use with such Product in its portion of the Territory at its own expense and such trademark shall be owned by the choosing Party; provided, however, that, either Party shall, prior to selecting a trademark for such Product in its portion of the Territory, consult and reasonably cooperate with the other Party to choose trademarks which can be registered on a worldwide basis so that Parties may, if they so agree, Commercialize the Product under a single trademark. Except as expressly provided herein, or except as otherwise required by Applicable Laws or agreed by the Parties in advance in writing, neither Party shall have any right to use the other Party’s or the other Party’s Affiliates’ trademarks, corporate names or logos in connection with any Development or Commercialization of such Product in such Party’s portion of the Territory.
vi. If a Party desires to obtain a domain name for use in connection with such Product, then such Party shall give the other Party notice in advance and obtain the domain name at its own expense. If the other Party also desires to obtain the same domain name, then both Parties shall discuss this matter in good faith.
vii. Each Party hereby covenants and agrees that, except as otherwise contemplated under this Agreement, it shall not, and shall ensure that its Affiliates and Sublicensees will not, directly or indirectly, promote, market, distribute, import, sell or have sold such Product, including via internet or mail order, in the other Party’s portion of the Territory. With respect to any country in the other Party’s portion of the Territory, a Party shall not, and shall ensure that its Affiliates and their respective Sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for such Product in such countries, (b) knowingly engage in any advertising or promotional activities relating to such Product that are directed primarily to customers or other purchaser or users of such Product located in such countries, (c) actively solicit orders for such Product from any prospective purchaser located in such countries, or (d) knowingly sell or distribute such Product to any person in such Party’s portion of the Territory who intends to sell or has in the past sold such Product in such countries. If either Party receives any order for such Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s portion of the Territory, such Party shall immediately refer that order to the other Party and such Party shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) such Product into a country in the other Party’s portion of the Territory. Each Party shall not, and shall ensure that its Affiliates and their respective Sublicensees will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s portion of the Territory.
viii. Subject to Section 4.1.3, within [* * *] days following Alnylam’s exercise of the Alnylam Commercialization Option for such Product, both Parties shall negotiate and agree to create or amend the Safety Data Exchange Agreement to describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other

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important safety information, and Product quality and Product complaints involving adverse events, sufficient to permit each Party, its Affiliates, or Sublicensees to comply with its legal obligations. The Parties shall promptly update the Safety Data Exchange Agreement if required by changes in Applicable Laws. Each Party shall comply with its respective obligations under the Safety Data Exchange Agreement and shall cause its Affiliates and Sublicensees to comply with such obligations.
ix. Each Party shall maintain a record of all non-medical and medical Product-related complaints it receives with respect to such Product. Each Party shall notify the other Party of any such complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established by the Parties within the Safety Data Exchange Agreement, and in any event in sufficient time to allow each Party (or its Affiliates or Sublicensees) to comply with any and all regulatory requirements imposed upon it. The Party that holds the applicable Regulatory Filing(s) in a particular country or jurisdiction shall investigate and respond to all such complaints in such country or jurisdiction with respect to such Product as soon as reasonably practicable. The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.
x. Alnylam and Dicerna shall share the costs of (i) any Development and regulatory expenses for such Product after Alnylam’s exercise of the Alnylam Commercialization Option, (ii) expenses associated with manufacturing scaling-up and preparation for the purpose of satisfying the Parties’ joint requirements for such Product after [* * *], and (iii) post-approval expenses (e.g., additional Clinical Trial) for such Product, at a ratio of [* * *] respectively, provided that, in no event shall Alnylam be required to pay any such costs incurred unless Alnylam’s exercise of its Alnylam Commercialization Option. For clarity, this Section 4.3.10 shall not apply to costs and expenses the Parties incur in connection with the filing, prosecution, enforcement or defense of the Patent Rights.
d. Manufacturing and Supply
.
i. Through the completion of all Phase 2 Clinical Trials, Dicerna shall have the option to be supplied by Alnylam (itself or via a CMO) with ALN-AAT02 and any Backups thereof. Such supply will be sold to Dicerna at a price equal to [* * *] of the Manufacturing Expenses for such Products. Within [* * *] days following the Effective Date, the Parties shall enter into a supply agreement related to such supply (the “Clinical Supply Agreement”), consistent with the terms of this Agreement; provided that such [* * *]-day period may be extended upon mutual agreement of the Parties. Alnylam, either itself or via its Affiliate(s) or CMO(s), shall use Commercially Reasonable Efforts to supply Dicerna with ALN-AAT02 and any Backups thereof, in an amount sufficient for Dicerna’s needs for such Product through the completion of all Phase 2 Clinical Trials. Notwithstanding the foregoing, promptly after the Effective Date and solely for use in the Chronic Tox Study, Alnylam shall supply to Dicerna, [* * *] non-GMP ALN-AAT02 (approximately [* * *] grams) [* * *] and such additional GMP quantities of ALN-AAT02, [* * *], that Alnylam has in inventory as of the Effective Date that are reasonably necessary for Dicerna’s performance of the Chronic Tox Study. For clarity, any

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additional quantities of ALN-AAT02 beyond the quantities set forth in the preceding sentence will be supplied on the terms set forth in the remainder of this Section 4.4.
ii. With regards to supply of ALN-AAT02 and any Backups thereof for Phase 3 Clinical Trial(s) and/or Commercialization, Alnylam and Dicerna will jointly agree on a commercial manufacturing arrangement. If Dicerna elects or needs to receive supply of ALN-AAT02 or any Backup thereof from one or more CMOs, Alnylam will facilitate a manufacturing technology transfer (including transfer of trade secrets and Know-How necessary or reasonably useful, to the extent such trade secrets and Know-How exist and Alnylam has the right to do so) to enable such CMOs to supply such Products to Dicerna. If the Parties agree that Alnylam (itself or via a CMO that Alnylam may oversee) will provide such supply, the Parties will amend the Clinical Supply Agreement as necessary, and/or will enter into a separate supply agreement, in either case to reflect the terms for such Phase 3 Clinical Trial and/or Commercial supply.
iii. Prior to the exercise of the Alnylam Commercialization Option and thereafter if such option is not exercised, Dicerna shall be responsible at its sole expense for the supply of Products other than ALN-AAT02 or any Backups thereof. If Alnylam exercises the Alnylam Commercialization Option as to ALN-AAT02 or any Backup thereof, the Parties will agree upon arrangements for the supply of such Product for Commercialization outside the United States (including transfer of trade secrets and Know-How necessary or reasonably useful, to the extent such trade secrets and Know-How exist and Dicerna has the right to do so), the cost of which shall be borne by Alnylam, subject to any applicable cost sharing specified in Section 4.3.10(ii) with respect to manufacturing scale-up and preparation in the case of a joint supply strategy.
5.FINANCIAL PROVISIONS IN THE EVENT ALNYLAM DOES NOT EXERCISE ITS OPTION
a. Solely in the event that Alnylam does not exercise in a timely manner its Alnylam Commercialization Option pursuant to Section 4.3 hereof, the terms of this Article 5 (and, for clarity, not the terms of Article 6) shall apply.
b. Milestone Payments
.
i. General. Dicerna shall pay to Alnylam the milestone payments (“Milestone Payments”) set forth in this Section 5.2. For clarity, no Milestone Payment is payable for subsequent or repeated achievements of the same Milestone Event with respect to the same Product.
ii. Development Milestones. Within [* * *] days following the first achievement with respect to a Product of each of the non-refundable, non-creditable development milestone events set forth in the table below by Dicerna or its Affiliate (or its Sublicensee of Dicerna’s rights in the Product) (each, a “Development Milestone Event”), Dicerna shall make the corresponding milestone payment to Alnylam (each, a “Development Milestone Payment”). For clarity, each Development Milestone Payment shall be payable only once per Product.

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If the Product is [* * *] or any Backup thereof:

	Development Milestone Events	Development Milestone Payments
1.	[* * *]	[* * *]
2.	[* * *]	[* * *]
If the Product is [* * *] or any Backup thereof:

	Development Milestone Events	Development Milestone Payments
1.	[* * *]	[* * *]
2.	[* * *]	[* * *]
iii. Commercialization Milestones. Within [* * *] days following the first occurrence with respect to a Product of each milestone event set forth in the table below by Dicerna, or its Affiliate (or its Sublicensee of Dicerna’s rights in the Product) (each, a “Commercial Milestone Event”), Dicerna shall make the corresponding milestone payment to Alnylam (each, a “Commercial Milestone Payment”). For clarity, each Commercial Milestone Payment shall be payable only once per Product.
If the Product is [* * *] or any Backup thereof:

	Commercial Milestone Events	Commercial Milestone Payments
1.	First time aggregate worldwide Annual Net Sales of such Product [* * *]	[* * *]
2.	First time aggregate worldwide Annual Net Sales of such Product exceed [* * *]	[* * *]
If the Product is [* * *] or any Backup thereof:

	Commercial Milestone Events	Commercial Milestone Payments
1.	First time aggregate worldwide Annual Net Sales of such Product exceed [* * *]	[* * *]
2.	First time aggregate worldwide Annual Net Sales of such Product exceed [* * *]	[* * *]
c. Royalties
.
i. In the event that this Article 5 applies, Dicerna shall pay Alnylam a Royalty as set forth in Section 5.3.2 on a country-by-country and Product-by-Product basis during the Royalty Term, in each case subject to the Royalty reductions set forth below in this Section 5.3.
ii. Royalties. During the Royalty Term, Dicerna shall pay Alnylam a royalty on a Product-by-Product and country-by-country basis on only that portion of Net Sales of Product as designated below and at the rates set forth below (each such royalty payment, a “Royalty”), as calculated by multiplying the applicable Royalty rate set forth below by the corresponding portion of Annual Net Sales of all Products in the Territory (taken cumulatively) in such Calendar Year.

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If the Product is [* * *]or any Backup thereof:

Annual Net Sales of Product Worldwide	Royalty Rate
[* * *]	[* * *]
[* * *]	[* * *]
If the Product is [* * *] or any Backup thereof:

Annual Net Sales of Product Worldwide	Royalty Rate
[* * *]	[* * *]
[* * *]	[* * *]
iii. Royalty Reduction - No Valid Claim. Notwithstanding Section 5.3.2, on a country-by-country and Product-by-Product basis, if at the time of or after the First Commercial Sale of a particular Product in a country or anytime thereafter, such Product is not Covered by one or more Valid Claims in such country, then the Royalty rate at which Dicerna is required to pay during the Royalty Term to Alnylam on the Net Sales of such Product in such country shall be reduced to [* * *] of the Royalty rate set forth in Section 5.3.2 for the rest of the Royalty Term.
iv. Royalty Reduction - Third Party Royalties – Anti-Stacking. If Dicerna determines that it is necessary for Dicerna or its Affiliates or Sublicensees to obtain a license from a Third Party in order to Research, Develop, make (including formulate), have made, use, Commercialize or otherwise exploit a Product in a particular country, Dicerna shall have the right to deduct [* * *] of all upfront, milestone, Royalty or other payments due under such license with the Third Party (to the extent not already subject to the payment sharing pursuant to Section 2.6.1) from the Royalty owing to Alnylam during the applicable period for the such Product under Section 5.3.2, subject to the Royalty reduction floor as set forth in Section 5.3.6; provided, that any credit not applied because of such Royalty reduction floor may be carried forward to future [* * *].
v. Royalty Reductions - Competing Generic Products. In the event that one or more Third Parties sells a Competing Generic Product in any [* * *] in any country in which a Product is then being sold by Dicerna and unit sales of all Competing Generic Products with respect to such Product in such country in any [* * *] consecutive [* * *] equal or exceed [* * *] of the sum of unit sales of such Product and all such Competing Generic Products in such country during such [* * *] -consecutive [* * *] period, then: (i) if only [* * *] Third Party is selling a Competing Generic Product in such country during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in such country shall be reduced by [* * *]; (ii) if only [* * *] Third Parties are selling Competing Generic Products in such country during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in such country shall be reduced by [* * *]; and (iii) if [* * *] or more Third Parties are selling Competing Generic Products in such country during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in such country shall be reduced by [* * *], in each case of (i), (ii) and (iii), in that portion of a [* * *] when such Competing Generic Product is sold in such country.

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vi. Limit on Royalty Reductions. Notwithstanding anything to the contrary, in no circumstances will the royalties payable to Alnylam under this Section 5.3 in any [* * *] be reduced, as a result of Sections 5.3.3 and 5.3.4 in the aggregate below [* * *] of the royalties otherwise payable under this Section 5.3. In addition, none of the royalty reductions in Sections 5.3.3 and 5.3.4 shall apply in any [* * *] in which the royalties payable to Alnylam are reduced pursuant to Section 5.3.5.
6.FINANCIAL PROVISIONS IN THE EVENT ALNYLAM EXERCISES ITS OPTION
a. Solely in the event that Alnylam exercises in a timely manner its Alnylam Commercialization Option pursuant to Section 4.3 hereof, the terms of this Article 6 (and, for clarity, not the terms of Article 5) shall apply. For clarity, if Alnylam exercises its Alnylam Commercialization Option, none of the payments set forth in Article 5 shall be payable by Dicerna.
b. Royalties Payable By Dicerna to Alnylam
.
i. In the event that this Article 6 applies, Dicerna shall pay Alnylam a Royalty as set forth in Section 6.2.2 on Product-by-Product basis during the Royalty Term, in each case subject to the Royalty reductions set forth below in this Section 6.2.
ii. Royalties. During the Royalty Term, Dicerna shall pay Alnylam a Royalty on a Product-by-Product and country-by-country basis on only that portion of Net Sales of Product in [* * *] as designated below and at the rates set forth below, as calculated by multiplying the applicable Royalty rate set forth below by the corresponding portion of Annual Net Sales of all Products in [* * *] (taken cumulatively) in such Calendar Year.
If the Product is [* * *]ALN-AAT02[* * *] or any Backup thereof:

Annual Net Sales of Product in [* * *]	Royalty Rate
[* * *]	[* * *]
[* * *]	[* * *]
If the Product is [* * *] or any Backup thereof:

Annual Net Sales of Product in [* * *]	Royalty Rate
[* * *]	[* * *]
[* * *]	[* * *]
iii. Royalty Reduction - No Valid Claim. Notwithstanding Section 6.2.2, on a Product-by-Product and country-by-country basis, if at the time of or after the First Commercial Sale of a particular Product in a country or anytime thereafter, such Product is not Covered by one or more Valid Claims in such country, then the Royalty rate at which Dicerna is required to

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pay during the Royalty Term to Alnylam on the Net Sales of such Product in such country shall be reduced to [* * *] of the Royalty rate set forth in Section 6.2.2 for the rest of the Royalty Term.
iv. Royalty Reduction - Third Party Royalties - Anti-Stacking. If Dicerna determines that it is necessary for Dicerna or its Affiliates or Sublicensees to obtain a license from a Third Party in order to Research, Develop, make (including formulate), have made, use, Commercialize or otherwise exploit a Product in [* * *], Dicerna shall have the right to deduct [* * *] of all upfront, milestone, Royalty or other payments due under such license with the Third Party (to the extent not already subject to the payment sharing pursuant to Section 2.6.1) from the Royalty owing to Alnylam during the applicable period for the such Product under Section 6.2.2, subject to the Royalty reduction floor as set forth in Section 6.2.6; provided, that any credit not applied because of such Royalty reduction floor may be carried forward to future [* * *].
v. Royalty Reductions - Competing Generic Products. In the event that one or more Third Parties sells a Competing Generic Product in any [* * *] in [* * *] where a Product is then being sold by Dicerna and unit sales of all Competing Generic Products with respect to such Product in such country in any [* * *] -consecutive [* * *] equal or exceed [* * *] of the sum of unit sales of such Product and all such Competing Generic Products in such country during such [* * *] consecutive [* * *] period, then: (i) if only [* * *] Third Party is selling a Competing Generic Product in [* * *] during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in [* * *] shall be reduced by [* * *]; (ii) if only [* * *] Third Parties are selling Competing Generic Products in [* * *] during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in the United States shall be reduced by [* * *]; and (iii) if [* * *] or more Third Parties are selling Competing Generic Products in [* * *] during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in [* * *] shall be reduced by [* * *] in each case of (i), (ii) and (iii), in that portion of a [* * *] when such Competing Generic Product is sold in such country.
vi. Limit on Royalty Reductions. Notwithstanding anything to the contrary, in no circumstances will the royalties payable to Alnylam under this Section 6.2 in any [* * *] be reduced, as a result of Sections 6.2.3 and 6.2.4 in the aggregate below [* * *] of the royalties otherwise payable under this Section 6.2. In addition, none of the royalty reductions in Sections 6.2.3 and 6.2.4 shall apply in any [* * *] in which the royalties payable to Alnylam are reduced pursuant to Section 6.2.5.
c. Royalties Payable By Alnylam to Dicerna
.
i. Alnylam shall pay Dicerna a Royalty as set forth in Section 6.3.2 on Product-by-Product and country-by-country basis during the Royalty Term, in each case subject to the Royalty reductions set forth below in this Section 6.3.

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ii. Royalties. During the Royalty Term, Alnylam shall pay Dicerna a Royalty on a Product-by-Product and country-by-country basis on only that portion of Net Sales of Product as designated below and at the rates set forth below, as calculated by multiplying the applicable Royalty rate set forth below by the corresponding portion of Annual Net Sales of all Products outside the United States (taken cumulatively) in such Calendar Year.
If the Product is [* * *] or any Backup thereof:

Annual Net Sales of Product [* * *]	Royalty Rate:
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
If the Product is [* * *] or any Backup thereof:

Annual Net Sales of Product Outside the United States	Royalty Rate:
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
iii. Royalty Reduction - No Valid Claim. Notwithstanding Section 6.3.2, on a country-by-country and Product-by-Product basis, if at the time of or after the First Commercial Sale of a particular Product in a country outside the United States or anytime thereafter, such Product is not Covered by one or more Valid Claims in such country, then the Royalty rate at which Alnylam is required to pay during the Royalty Term to Dicerna on the Net Sales of such Product in such country shall be reduced to [* * *] of the Royalty rate set forth in Section 6.3.2 for the rest of the Royalty Term.
iv. Royalty Reduction - Third Party Royalties – Anti-Stacking. If Alnylam determines that it is necessary for Alnylam or its Affiliates or Sublicensees to obtain a license from a Third Party in order to Research, Develop, make (including formulate), have made, use, Commercialize or otherwise exploit a Product outside the United States, Alnylam shall have the right to deduct [* * *] of all upfront, milestone, royalty or other payments due under such license with the Third Party (to the extent not already subject to the payment sharing pursuant to Section 2.6.1) from the Royalty owing to Dicerna during the applicable period for the such Product under Section 6.3.2, subject to the Royalty reduction floor as set forth in Section 6.3.6; provided, that any credit not applied because of such Royalty reduction floor may be carried forward to future [* * *].
v. Royalty Reductions - Competing Generic Products. In the event that [* * *] or more Third Parties sells a Competing Generic Product in any [* * *] in any country in which a Product is then being sold by Alnylam and unit sales of all Competing Generic Products with respect to such Product in such country in any [* * *] -consecutive [* * *] equal or exceed [* * *] of the sum of unit sales of such Product and all such Competing Generic Products in such

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country during such [* * *] consecutive [* * *] period, then: (i) if only [* * *] Third Party is selling a Competing Generic Product in such country during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in such country shall be reduced by [* * *]; (ii) if only [* * *] Third Parties are selling Competing Generic Products in such country during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in such country shall be reduced by [* * *]; and (iii) if [* * *] or more Third Parties are selling Competing Generic Products in such country during such [* * *], the applicable royalties in effect with respect to such Product for such [* * *] in such country shall be reduced by [* * *], in each case of (i), (ii) and (iii), in that portion of a [* * *] when such Competing Generic Product is sold in such country.
vi. Limit on Royalty Reductions. Notwithstanding anything to the contrary, in no circumstances will the royalties payable to Dicerna under this Section 6.3 in any [* * *] be reduced, as a result of Sections 6.3.3 and 6.3.4 in the aggregate below [* * *] of the royalties otherwise payable under this Section 6.3. In addition, none of the royalty reductions in Sections 6.3.3 and 6.3.4 shall apply in any [* * *] in which the royalties payable to Alnylam are reduced pursuant to Section 6.3.5.
7.REPORTS AND PAYMENT TERMS
a. Payment Terms
.
i. Milestone Payments. Dicerna shall provide Alnylam with notice of the achievement of each Development Milestone Event and Commercial Milestone Event within [* * *] days thereafter and make the corresponding Milestone Payment within [* * *] days after such achievement.
ii. Net Sales Reports and Royalties Due. During the Royalty Term with respect to any Royalties due from one Party to the other under this Agreement, the paying Party shall furnish to the other Party a quarterly report on sales of the Product within [* * *] days after each [* * *] Such report shall include the Net Sales of Product and the Royalties due (in USD). Royalties shown to have accrued by each report provided under this Section 7.1.2 shall be due and payable on [* * *]. In addition, the paying Party will, in advance of each such quarterly report and solely to the extent practicable, provide the paying Party with preliminary good faith estimates of the Net Sales for the paying Party’s Product for the applicable [* * *].
b. Payment Currency / Exchange Rate
. All payments to be made by under this Agreement shall be made in USD. Payments shall be made by electronic wire transfer of immediately available funds to the account of the recipient Party, as designated in writing to the paying Party. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be [* * *]

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c. Taxes
.
i. Income Taxes. Except as provided in this Section 7.3.1, each Party shall pay all income and other taxes (including interest) imposed on or measured with respect to its own income accruing or paid to it under this Agreement. Notwithstanding anything in this Agreement to the contrary, if one Party’s assignment of this Agreement (such Party, the “Assigning Party”) leads to the imposition of income tax liability on the other Party (such Party, the “Non-Assigning Party”) that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, the Assigning Party will indemnify and hold harmless the Non-Assigning Party from any such additional or increased income tax liability (except to the extent that the Non-Assigning Party or any of its Affiliates can obtain a refund or credit for such amounts, provided that the Non-Assigning Party will be reimbursed by the Assigning Party for any reasonable out of pocket costs incurred in obtaining such a refund or credit).
ii. Withholding Taxes. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to a Party (the “Payee”), then the other Party (the “Payor”) shall timely pay such tax, levy or charge for and on behalf of the Payee to the proper governmental authority, and shall promptly furnish Payee with appropriate proof of payment of the withheld taxes as well as the official receipts sufficient to enable the Payee to claim credits for such payments of taxes; provided, however, that notwithstanding anything in this Agreement to the contrary, if an Assigning Party’s assignment of this Agreement leads to the imposition of withholding tax liability on a Non-Assigning Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, the Assigning Party will indemnify and hold harmless the Non-Assigning Party from any such additional or increased withholding tax liability (except to the extent that the Non-Assigning Party or any of its Affiliates can obtain a refund or credit of such withholding taxes, provided that the Non-Assigning Party will be reimbursed for any reasonable out of pocket costs incurred in obtaining such a refund or credit). The Parties shall cooperate and exercise their reasonable best efforts to ensure that any such withholding taxes are mitigated or reduced to the extent possible under the provisions of any Applicable Laws, and shall provide the Payee reasonable assistance (including the provision of any tax forms and other information) in order to allow the Payee to obtain the benefit of any present or future treaty against double taxation or exemption from, refund or reduction in taxes which may apply to such payments. To the extent that a Party is required to deduct and withhold taxes on any such payment pursuant to this Section 7.3.2, such Party will provide the Payee with written notice of the required withholding as promptly as reasonably practical (and in any event, no later than [* * *]) prior to making such payment. To the extent such amounts are so deducted and withheld and timely remitted to the relevant tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid.

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iii. Foreign-Derived Deduction Eligible Income Reporting. Alnylam shall obtain and deliver to Dicerna, on an annual basis and within [* * *] days of Dicerna’s request to provide, information as reasonably requested by Dicerna and in Alnylam’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the Internal Revenue Code for the treatment of an appropriate portion of such amounts as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Internal Revenue Code and the regulations thereunder.
iv. No Partnership for Tax Purposes. The Parties acknowledge and agree that this Agreement is not intended to be treated as a partnership or joint venture for United States federal and state tax purposes, and the Parties further agree to file all tax returns (including information returns) consistent with the foregoing intended tax treatment unless required by a final determination within the meaning of Section 1313 of the Internal Revenue Code.
v. Value Added Tax. It is understood and agreed between the Parties that any payments made by any Party under this Agreement are exclusive of any value added tax (“VAT”) or similar tax imposed upon such payments. Where VAT is properly chargeable in respect of any supply of goods or services made under this Agreement, the Party paying the consideration for that supply will pay the amount of VAT subject to receipt of a valid tax invoice issued.
d. Audit Rights (Financial)
.
i. [* * *]
8.INTELLECTUAL PROPERTY RIGHTS
a. Background IP
. As between the Parties and subject to the Existing Third Party Agreements, each Party shall continue to own all of the intellectual property rights owned by it prior to the Effective Date or developed or acquired by it after the Effective Date independent of this Agreement (in the case of each Party, such Party’s “Background IP”).
b. Inventorship
. [* * *]
c. Ownership of Inventions
.
i. Ownership. [* * *]
ii. Exploitation. [* * *]

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iii. Assignment and Transfer of Interests in Inventions.
r.[* * *]
d. Cooperation
. Each Party represents and covenants that all of such Party’s employee(s), contractor(s) and agent(s) are or will be obligated under a binding written agreement or otherwise to assign to such Party all Inventions made or conceived by such employee(s), contractor(s) or other agent(s) in connection with this Agreement.
e. Filing, Prosecution, Enforcement and Defense
.
i. Filing and Prosecution.
s.Licensed Patent Rights. Subject to Section 8.5.1(a)(i) and Section 8.5.1(a)(ii), as between the Parties, Alnylam shall have the first right, at its sole cost, to file, prosecute, and maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges) any Licensed Patent Rights (other than Joint Patent Rights), in Alnylam’s name. Alnylam agrees to use Commercially Reasonable Efforts to prosecute and maintain such Licensed Patent Rights in [* * *], and to prosecute and maintain Alnylam Product-Specific Patent Rights in all other countries reasonably requested by Dicerna; provided, however, that Alnylam’s obligations in this sentence with respect to Licensed Patent Rights outside the United States shall only apply if Alnylam has not exercised the Alnylam Commercialization Option.
a.Alnylam shall provide Dicerna, sufficiently in advance for Dicerna to comment, with copies of all patent applications and other material submissions and correspondence intended to be filed with any patent counsel or patent authorities pertaining to Patent Rights comprising Alnylam Product-Specific Patent Rights, and Alnylam shall consider in good faith Dicerna’s reasonable and promptly provided comments and advice with respect to the prosecution or maintenance strategy with respect to such Patent Rights; provided, however, that if Alnylam determines that Dicerna’s comments or advice are not reasonable, Alnylam shall promptly notify Dicerna thereof and the Parties shall promptly discuss such determination. If the Parties cannot promptly reach agreement with respect to such issue, the Parties shall hire an outside patent attorney, mutually agreeable to the Parties, to determine which Party’s approach is more likely to obtain the broadest enforceable patent coverage for the Products in the Field, and the Parties shall implement such approach. In the event that Dicerna fails to provide any such comments or advice reasonably in advance of a patent office deadline, Alnylam shall in good faith file a response designed to obtain the broadest enforceable patent coverage for the Products in the Field. Alnylam shall

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promptly provide Dicerna with copies of all material correspondence received from any patent counsel or patent authorities pertaining to Patent Rights comprising Alnylam Product-Specific Patent Rights.
b.In the event that Alnylam elects not to seek or continue to seek or maintain patent protection on any Alnylam Product-Specific Patent Rights, subject to the terms and conditions of any applicable Existing Third Party Agreement, Alnylam shall notify Dicerna of such decision in sufficient time so as to permit Dicerna to decide whether to seek, prosecute and maintain such Patent Right and to take any necessary actions without losing patent protection, and Dicerna shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country patent protection on such Alnylam Product-Specific Patent Rights in the name of Alnylam. Alnylam shall use Commercially Reasonable Efforts to make available to Dicerna its documentation, and its authorized attorneys, agents or representatives, and such of its employees, as are reasonably necessary to assist Dicerna in obtaining and maintaining the patent protection described under this Section 8.5.1(a)(ii). Alnylam shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such Patent Rights.
t.Dicerna Patent Rights. Subject to Section 8.5.1(b)(i) and Section 8.5.1(b)(ii), as between the Parties, Dicerna shall have the first right, at its sole cost, to file, prosecute, and maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges) any Dicerna Patent Rights (other than Joint Patent Rights), in Dicerna’s name. Upon Alnylam’s exercise of its Alnylam Commercialization Option, Dicerna agrees to use Commercially Reasonable Efforts to prosecute and maintain such Dicerna Patent Rights in the [* * *] (excluding the United States) reasonably requested by Alnylam. In addition, upon Alnylam’s exercise of its Alnylam Commercialization Option:
c.Dicerna shall provide Alnylam, sufficiently in advance for Alnylam to comment, with copies of all patent applications and other material submissions and correspondence intended to be filed with any patent counsel or patent authorities pertaining to Patent Rights comprising Dicerna Patent Rights outside the United States, and Dicerna shall consider in good faith Alnylam’s reasonable and promptly provided comments and advice with respect to the prosecution or maintenance strategy with respect to such Patent Rights; provided, however, that if Dicerna determines that Alnylam’s comments or advice are not reasonable, Dicerna shall promptly notify Alnylam thereof and the Parties shall promptly discuss such determination. If the Parties cannot promptly reach agreement with respect to such issue, the Parties shall hire an outside patent attorney, mutually agreeable to the Parties, to determine which Party’s approach is more likely to obtain the broadest enforceable patent coverage for the Products in the Field, and the Parties shall implement such approach. In the event that

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Alnylam fails to provide any such comments or advice reasonably in advance of a patent office deadline, Dicerna shall in good faith file a response designed to obtain the broadest enforceable patent coverage for the Products in the Field. Dicerna shall promptly provide Alnylam with copies of all material correspondence received from any patent counsel or patent authorities pertaining to Patent Rights comprising Dicerna Patent Rights outside the United States.
d.In the event that Dicerna elects not to seek or continue to seek or maintain patent protection on any Dicerna Patent Rights outside the United States, subject to the terms and conditions of any applicable Existing Third Party Agreement, Dicerna shall notify Alnylam of such decision in sufficient time so as to permit Alnylam to decide whether to seek, prosecute and maintain such Patent Right and to take any necessary actions without losing patent protection, and Alnylam shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country patent protection on such Patent Rights in the name of Dicerna. Dicerna shall use Commercially Reasonable Efforts to make available to Dicerna its documentation, and its authorized attorneys, agents or representatives, and such of its employees, as are reasonably necessary to assist Alnylam in obtaining and maintaining the patent protection described under this Section 8.5.1(b)(ii). Dicerna shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such Patent Rights.
u.Patent Rights within Background IP. As between the Parties, Dicerna shall, at its sole cost and discretion, be responsible for the filing, prosecution, and maintenance of any Patent Rights within Dicerna’s Background IP that are not Dicerna Patent Rights. As between the Parties, Alnylam shall, at its sole cost and discretion, be responsible for the filing, prosecution, and maintenance of any Patent Rights within Alnylam’s Background IP that are not Licensed Patent Rights.
v.Patent Rights within Dicerna Inventions. As between the Parties, Dicerna shall, at its sole cost and discretion, be responsible for the filing, prosecution, and maintenance of any Patent Rights within Dicerna Inventions that are not Dicerna Rights.
w.Patent Rights within Alnylam Inventions. As between the Parties, Alnylam shall, at its sole cost and discretion, be responsible for the filing, prosecution, and maintenance of any Patent Rights within Alnylam Inventions that are not Licensed Patent Rights.
x.Joint Patent Rights. The Parties shall coordinate through the Patent Representatives for the filing, prosecution, and maintenance of any Joint Patent Rights that are not Licensed Patent Rights.
ii. Enforcement and Defense.

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y.Alnylam Product-Specific Patent Rights. Subject to the provisions of any Existing Third Party Agreement, as between the Parties, (i) prior to Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product pursuant to Section 4.3 and after Alnylam declines to exercise the Alnylam Commercialization Option for such Product, Dicerna shall have the first right, at its sole cost, to initiate an infringement or other appropriate suit anywhere in the world against any Third Party as to any Competitive Infringement of any Alnylam Product-Specific Patent Rights, (ii) after Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product, each Party shall have the first right, in their respective portion of the Territory, at its sole cost, to initiate an infringement or other appropriate suit anywhere in the world against any Third Party as to any Competitive Infringement of any Alnylam Product-Specific Patent Rights.
z.Other Licensed Patent Rights; Patent Rights within Background IP. As between the Parties, Dicerna shall, at its sole cost and discretion, be responsible for the enforcement and defense of (i) any Patent Rights within Dicerna’s Background IP (ii) subject to Section 8.5.2(a) and Section 8.5.2(e), all Dicerna Patent Rights. With respect to subclause (ii) under this Section 8.5.2(b), upon Alnylam’s exercise of its Alnylam Commercialization Option, Dicerna will consider in good faith any request from Alnylam to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement of any Dicerna Patent Right; provided, however, that Dicerna shall not be required to initiate any such suit or permit Alnylam to initiate any such suit. As between the Parties, Alnylam shall, at its sole cost and discretion, be responsible for the enforcement and defense of (x) any Patent Rights within Alnylam’s Background IP and, (y) subject to Section 8.5.2(a) and Section 8.5.2(e), all Licensed Patent Rights that are not Alnylam Product-Specific Patent Rights. With respect to subclause (y) under this Section 8.5.2(b), if Alnylam has not exercised its Alnylam Commercialization Option, Alnylam will consider in good faith any request from Dicerna to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement of any Licensed Patent Right that is not an Alnylam Product-Specific Patent Right; provided, however, that Alnylam shall not be required to initiate any such suit or permit Dicerna to initiate any such suit.
aa.Patent Rights within Dicerna Inventions. As between the Parties, Dicerna shall, at its sole cost and discretion, be responsible for the enforcement and defense of any Patent Rights within Dicerna Inventions.
ab.Patent Rights within Alnylam Inventions. As between the Parties, Alnylam shall, at its sole cost and discretion, be responsible for the enforcement and defense of any Patent Rights within Alnylam Inventions that are not Licensed Patent Rights.
ac.Joint Patent Rights. The Parties shall coordinate through the Patent Representatives for the enforcement and defense of any Joint Patent Rights that are not Alnylam Product-Specific Patent Rights.

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ad.Step-In Rights as to Certain Patent Rights. If Dicerna elects to cease the enforcement and/or defense of an Alnylam Product-Specific Patent Right in any country of the Territory, Dicerna shall provide Alnylam with notice promptly following its decision to abandon the enforcement and/or defense of such Patent Right, but in no event later than [* * *] days before the next relevant deadline relating to or any public disclosure of the relevant Patent Right. In such event, Dicerna shall permit Alnylam, at Alnylam’s sole discretion, to take over or continue, as the case may be, the enforcement and defense of such abandoned Patent Right on behalf of and in the name of the original owning Party, but at Alnylam’s own expense. If Alnylam elects to take over and continue such enforcement or defense, Dicerna shall execute such documents and perform such acts, at Alnylam’s reasonable expense, as may be reasonably necessary to permit Alnylam to take over and continue the enforcement and/or defense of such abandoned Patent Right on behalf and in the name of the original owning Party and at Alnylam’s own expense. Notwithstanding the foregoing, if Dicerna determines, in its reasonable discretion, that any such abandonment is necessary to avoid detrimental effect to any Patent Right directed to a Product, then Alnylam shall have no right pursuant to this Section 8.5.2(f) to elect to take over and continue the enforcement or defense of such Patent Right.
ae.Neither Party may settle any action or proceeding brought under this Section 8.5.2, or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s interest in any Patent Rights without the written consent of such other Party.
iii. Notifications of Infringement.
af.Dicerna and Alnylam shall each promptly notify the other in writing of any alleged, threatened or actual claim of infringement of the Licensed Patent Rights or Joint Patent Rights of which they become aware (a “Competitive Infringement”), and the prosecution and enforcement of such Competitive Infringement of the Joint Patent Rights shall be done in accordance with this Section 8.5.
ag.[* * *]
iv. Patent Term Extension. Dicerna will Control and elect whether to pursue patent term extensions or supplemental protection certificates for Joint Patent Rights and Licensed Patent Rights for a Product and Alnylam agrees to abide by such election. Alnylam shall provide prompt and reasonable assistance, as requested by Dicerna, at Dicerna’s reasonable, pre-approved expense, including by taking such action as may be required of the patent holder under any Applicable Laws to obtain such patent extension or supplementary protection certificate.
v. Procedure; Participation as a Necessary Party; Recovery. The Party having the right to initiate any infringement suit under Section 8.5.2 above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party. If either Party is or is alleged to

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be a necessary Party in any action to enforce or defend any Licensed Patent Rights or Joint Patent Rights, or any misappropriation or misuse of Licensed Know-How or Joint Know-How, such necessary Party will, at the other Party’s sole cost and expense, join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the other Party to so enforce or defend such action. The non-initiating Party shall have the right to participate and be represented in any such suit under Sections 8.5.2(a), 8.5.2(b) or 8.5.2(e) by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with any such suit under Sections 8.5.2(a), 8.5.2(b) or 8.5.2(e), any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated in all cases as follows:
ah.first, to reimburse each Party for all out-of-pocket expenses of the suit incurred by the Parties, including attorneys’ fees and disbursements, court costs and other litigation expenses and, to the extent that such recovery is insufficient to fully reimburse each Party, each Party will be reimbursed pro rata in accordance with each Party’s out-of-pocket expenses; and
ai.second, the balance shall be paid as follows: (i) damages designated by the relevant court as multiple or punitive damages shall be paid [* * *] to the Party initiating the suit and [* * *] to the other Party; and (ii) any other amounts shall be paid to Dicerna, but, to the extent that Dicerna would otherwise owe a royalty to Alnylam if Dicerna or its Affiliates or Sublicensees had sold the relevant Product subject to the Competitive Infringement in the Field in the relevant country in the Territory, such balance shall be considered “Net Sales” for purposes of determining royalties owed to Alnylam hereunder.
9.CONFIDENTIALITY
a. Duty of Confidence
. During the Term and for [* * *] years thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the recipient Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and Sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.
b. Exceptions
. The obligations under this Article 9 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

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i. is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;
ii. was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;
iii. is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or
iv. is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.
c. Authorized Disclosures
. Subject to this Section 9.3, the recipient Party may disclose Confidential Information (including the Agreement) belonging to the other Party:
i. if such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors, for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the recipient Party, on the condition that such Persons are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;
ii. to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 8, or by Dicerna or a Dicerna Affiliate or Sublicensee (or by Alnylam or an Alnylam Affiliate or Sublicensee, following Alnylam’s exercise of the Alnylam Commercialization Option with regards to a Product) to gain or maintain approval to conduct Clinical Trials for a Product in the Field, to obtain and maintain Marketing Authorization or to otherwise Research, Develop, make (including formulate), Commercialize and otherwise exploit Products in the Field, but provided that such disclosure may be only to the extent reasonably necessary to obtain and maintain Patent Rights, Marketing Authorizations or other approvals;
iii. to the extent required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations;
iv. if the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 9, in which case such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 9.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Party disclosing

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Confidential Information as permitted by this Section 9.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information;
v. if the recipient Party is required to make a disclosure by law, regulation or legal process, including by the rules or regulations of any tax authority, the United States Securities and Exchange Commission, or any other similar regulatory agencies in a country other than the United States or of any stock exchange or other securities trading institution. In such event, a Party disclosing Confidential Information of the other Party under this Section 9.3.5 shall disclose only such Confidential Information of such other Party as is required to be disclosed; or
vi. if such disclosure is to the recipient Party’s bona fide potential or existing collaborators, financial partners, investors, acquirers or lenders, the recipient Party may disclose the terms of this Agreement to such collaborators, financial partners, investors, acquirers or lenders who have executed a non-disclosure agreement restricting such collaborators, financial partners, investor, acquirer or lender to use the terms of this Agreement solely for purposes of, and to the extent necessary for, evaluating the potential or existing collaboration, financial partnership, investment, acquisition or financing, restricting access to such individuals as may need to know the information for such evaluation, and strictly prohibiting disclosure of such terms by the prospective or existing collaborators, financial partners, investor, acquirer, or lender.
d. Regulatory Approvals
. The Parties expressly agree that (a) Dicerna may submit Confidential Information of Alnylam to any Regulatory Authority to the extent necessary for obtaining Regulatory Approvals for Products in the Field; and (b) following Alnylam’s exercise of the Alnylam Commercialization Option with regards to a Product, Alnylam may submit Confidential Information of Dicerna to any Regulatory Authority to the extent necessary for obtaining Regulatory Approvals for such Product in the Field outside the United States.
10.PUBLICATIONS AND PUBLICITY
a. Publications
. Notwithstanding anything to the contrary in this Agreement, (a) prior to Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product pursuant to Section 4.3 and after Alnylam declines to exercise the Alnylam Commercialization Option for such Product, Dicerna shall have the sole right to publish the results of the Development activities with respect to such Product, subject to the process described below; and (b) after Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product, the Parties shall, through JCC, coordinate and determine publication of the results of the Development activities with respect to such Product. In the event that Dicerna desires to make any publication or public presentation relating to a Product under clause (a) above and such publication or presentation contains Alnylam’s Confidential Information, Dicerna shall deliver to Alnylam a copy of the proposed written publication or presentation at least [* * *] days prior to

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submission for publication or presentation. Alnylam shall have the right (i) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, which proposals Dicerna may accept or reject in its discretion (except that Dicerna shall be required to remove any Confidential Information of Alnylam at Alnylam’s request), and (ii) to request a reasonable delay in publication or presentation in order to protect patentable information in accordance with Article 8. If Alnylam requests a delay pursuant to clause (ii), Dicerna shall delay submission or presentation for up to a [* * *] additional days to enable Alnylam to file patent applications protecting Alnylam’s rights in such information in accordance with Article 8. In any scientific publication in the scientific literature (journal article, book chapter, poster) referencing data created or generated by Alnylam related to the Products, Dicerna shall endeavor to include appropriate acknowledgements, consistent with the Recommendations for the Conduct, Reporting, Editing, and Publication of Scholarly Work in Medical Journals published by the International Committee of Medical Journal Editors, of the related roles and contributions of Alnylam and such entities’ respective individual involved scientists.
b. Publicity
. The Parties have mutually approved a joint press release attached hereto as Exhibit D with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party; provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Section 9.3.
11.HSR FILINGS AND CLOSING
a. HSR Filings
. If required by Applicable Laws, after the execution of this Agreement, both Parties shall promptly, and in any event within [* * *] thereafter, use reasonable best efforts to file the appropriate notices under the Hart Scott Rodino Antitrust Improvements Act, as amended (“HSR Act”). The Parties shall use reasonable best efforts to promptly make such required filings to obtain clearance under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any written or oral communications with, and any written or oral inquiries or requests for additional documentation or information from, the United States’ Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) and shall use reasonable best efforts to comply promptly with any such inquiry or request for additional information received from the FTC or the DOJ. The Parties shall use their reasonable best efforts to resolve objections, if any, as may be asserted by the FTC or DOJ with respect to the transactions contemplated by this Agreement under the HSR Act and to cause the waiting period under the HSR Act to terminate or expire; provided, however, subject to the Parties’ obligations in the preceding sentence, neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its

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Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement. Each Party shall be responsible for paying its own costs and expenses (including legal fees) incurred in connection with obtaining clearance of the transactions contemplated hereby under the HSR Act from the FTC and the DOJ, however Dicerna will pay the filing fees incurred in connection with the filings required pursuant to the HSR Act or the Parties’ response to and resolution of any objections, if any, as may be asserted by the FTC or DOJ. Each of the Parties hereto will use reasonable best efforts to furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions and will cooperate in responding to any inquiry from the FTC or DOJ and to any requests for additional information at the earliest practicable date, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to the FTC or DOJ, and supplying each other with copies of all material correspondence, filings or communications between either Party and either the FTC or DOJ with respect to this Agreement. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing Party. To the extent practicable and as permitted by the FTC or DOJ, each Party hereto shall permit representatives of the other Party to participate in substantive meetings (whether by telephone or in person) with the FTC or DOJ. In the event the Parties determine that HSR filings are required, the Effective Date shall not be deemed to have occurred and this Agreement (other than this Article 11 and Article 14) shall not be binding until the HSR Clearance Date. As used herein, the “HSR Clearance Date” means the earlier of: (i) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act; or (ii) the date on which the applicable waiting period under the HSR Act expires; provided, however, that if the FTC or DOJ commences any investigation that tolls or extends the waiting period under the HSR Act, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States, or the Parties otherwise receive confirmation from the FTC or DOJ that the investigation will not proceed. Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate this Agreement effective upon notice to the other Party if the HSR Clearance Date has not occurred on or before the date that is [* * *] months after the Parties make their respective HSR filings.
b. Conduct Pending Effective Date
. If the Parties determine that HSR filings are required, between the Execution Date and the earlier of the Effective Date or the date of termination, Alnylam shall conduct its business with respect to the Licensed Technology in the ordinary course, and it will refrain from taking any action or omitting to take any action that: (a) would have the effect of restricting or impairing the rights to be granted to Dicerna hereunder or Alnylam’s ability to perform its obligations under this Agreement; or (b) cause any of the representations and warranties in Article 14 to fail to be true and correct, disregarding any proposed modifications to Exhibit E, Exhibit F, or Exhibit G.

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12.TERM AND TERMINATION
a. Term
. Subject to Article 11, the term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with this Article 12) will expire upon the expiration of all Royalty Terms hereunder. Upon expiration of this Agreement (but not termination), the licenses granted under this Agreement shall become royalty-free, fully paid-up, perpetual and irrevocable licenses.
b. Voluntary Termination by Dicerna
. Following [* * *] with respect to any Product, Dicerna has the right to terminate the Agreement, without cause and in its sole discretion, upon [* * *] days’ prior written notice to Alnylam.
c. Termination for Cause
.
i. If a Party materially breaches this Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured. If the material breach is not cured by the allegedly breaching Party within [* * *] days after the receipt of such notice or if such other breach is curable but cannot be cured within the [* * *] day period and the allegedly breaching Party fails to commence actions during such period to cure such breach and thereafter fails to use diligent efforts to promptly cure such breach, or the allegedly breaching Party fails to dispute the alleged breach within such [* * *] day period, then in each case the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party. If the allegedly breaching Party in good faith disputes such material breach or the failure to cure or remedy such material breach such Party shall, within [* * *] days after receipt of written notice from the other Party of its intention to terminate (x) provide written notice of that Dispute putting forward in reasonable detail the rationale for disputing the alleged breach to the notifying Party and (y) initiate Dispute resolution procedures in accordance with Section 16.4, in which case, such termination shall not be effective until a final determination (not stayed) that the conditions for termination of this Section 12.3 are met; provided, further that the breach is not cured within such [* * *] day period. During the pendency of any such Dispute resolution the Parties shall continue performing their respective obligations, and exercising their respective rights, under this Agreement. The Parties hereby agree to take such steps as may be reasonably necessary to complete such Dispute resolution process as expeditiously as possible given the circumstances.
ii. Dicerna Option to Continue Agreement. Notwithstanding anything to the contrary under this Agreement, solely in the event there has been a final determination pursuant to Section 16.4 that Alnylam has committed an uncured material breach sufficient to permit

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Dicerna to terminate this Agreement under the foregoing Section 12.3.1 and after Alnylam’s exercise of the Alnylam Commercialization Option for a particular Product, Dicerna shall have the right in lieu of such termination to instead, by way of written notice to Alnylam (a “Continuation Notice”), continue this Agreement in accordance with its terms, in which case all Milestone Payments and Royalty payments due from Dicerna to Alnylam (if any) under Article 5 or Article 6 (as applicable) related to such Product shall be reduced by [* * *] (in each case, such reductions made from the date of the Continuation Notice) until such time as Dicerna has recovered [* * *] of all actual losses, damages and expenses sustained by Dicerna, subject to Section 15.4 as a direct result of the activities constituting such material breach, and thereafter (x) Dicerna’s payment obligations under Article 5 or Article 6 (as applicable) shall be resumed at [* * *] of such payment obligations thereunder, and (y) effective solely upon such recovery of such losses, damages, and expenses through the mechanism described above, and subject to Dicerna’s right to seek equitable relief pursuant to Section 16.4.3 where damages does not constitute an adequate remedy, Dicerna shall fully and forever release and discharge Alnylam and its Affiliates, from any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, known or unknown, past, present or future, or otherwise, related to such losses, damages, and expenses.
d. Termination for Insolvency
. Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors of the other Party; provided, however, that in the case of any involuntary bankruptcy proceedings such right to terminate shall only become effective if the Party that is the subject of such proceedings consents to the involuntary bankruptcy or such proceeding is not dismissed within [* * *] days after the commencement thereof.
e. Challenges of Patent Rights by Dicerna
. If, during the Term, Dicerna or any of its Affiliates (a) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Licensed Patent Rights under this Agreement or any claim thereof or (b) actively assists any other Person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any Licensed Patent Rights under this Agreement for a Product or any claim thereof (each of (a) and (b), a “Patent Challenge by Dicerna”, and collectively with Patent Challenge by Alnylam, a “Patent Challenge”), then, to the extent permitted by the Applicable Laws, Alnylam shall have the right, exercisable within [* * *] days following receipt of notice regarding such Patent Challenge by Dicerna, in its sole discretion, to give notice to Dicerna that Alnylam may terminate this Agreement with respect to any Product Covered by the Licensed Patent Rights that are the subject of the Patent Challenge by Dicerna (which termination will be effective [* * *] days following such notice (or such longer period as Alnylam may designate in such notice)), and, unless Dicerna or such Affiliate withdraws or causes to be withdrawn all such challenge(s)

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within such [* * *] day period such that such challenge is actually withdrawn and no longer pending, Alnylam will have the right to terminate this Agreement with respect to such Product by providing written notice thereof to Dicerna. The foregoing sentence shall not apply with respect to (i) any Licensed Patent Rights that Alnylam first asserts against Dicerna or any of its Affiliates where the Patent Challenge by Dicerna is made in defense of such assertion or (ii) any Patent Challenge commenced by a Third Party that, after the Effective Date, acquires or is acquired by Dicerna or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition.
f. Challenges of Patent Rights by Alnylam. If, during the Term, Alnylam or any of its Affiliates (a) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Dicerna Patent Rights licensed to, or optioned to be licensed to, Alnylam under this Agreement or any claim thereof or (b) actively assists any other Person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any Dicerna Patent Rights licensed to, or optioned to be licensed to, Alnylam under this Agreement or any claim thereof (each of (a) and (b), a “Patent Challenge by Alnylam”), then, to the extent permitted by the Applicable Laws, Dicerna shall have the right, exercisable within [* * *] days following receipt of notice regarding such Patent Challenge by Alnylam, in its sole discretion, to give notice to Alnylam that Dicerna may terminate Alnylam’s rights to (x) exercise the Alnylam Commercialization Option if Alnylam has not exercised such option, or (y) Commercialize outside of the United States if Alnylam has exercised the Alnylam Commercialization Option, in each case (x) and (y) with respect to the Product Covered by the Dicerna Patent Rights that are the subject of the Patent Challenge by Alnylam (which termination will be effective [* * *] days following such notice (or such longer period as Dicerna may designate in such notice)), and, unless Alnylam or such Affiliate withdraws or causes to be withdrawn all such challenge(s) within such [* * *] day period such that such challenge is actually withdrawn and no longer pending, Dicerna will have the right to terminate Alnylam’s rights with respect to such Product pursuant to this Section 12.6 by providing written notice thereof to Alnylam. The foregoing sentence shall not apply with respect to (i) any Dicerna Patent Rights that Dicerna first asserts against Alnylam or any of its Affiliates where the Patent Challenge by Alnylam is made in defense of such assertion or (ii) any Patent Challenge commenced by a Third Party that, after the Effective Date, acquires or is acquired by Alnylam or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition.
13.EFFECTS OF TERMINATION
a. Effects of Termination
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i. If this Agreement terminates for any reason other than expiration, then no later than [* * *] days after the effective date of such termination, each Party shall pay all amounts then due and owing as of the effective date of termination and each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep [* * *] copy of Confidential Information received from the other Party in its confidential files for record purposes and such copy shall remain subject to Article 9 of this Agreement.
ii. In the event of any termination of this Agreement, except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 13.2), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination (including the licenses granted under Article 2). Notwithstanding the foregoing, in the event this Agreement is terminated by Alnylam pursuant to Section 12.3 or Section 12.5, by Dicerna pursuant to Section 12.2 or in the event of termination under Section 12.4 for Dicerna’s insolvency Dicerna’s payment obligations under Article 5 or Article 6 (as applicable) and the Alnylam Commercialization Option under Section 4.3 shall survive (to the extent Dicerna or any of Dicerna’s Affiliates or Sublicensees continues to Develop and/or Commercialize Products, as applicable).
iii. Upon Dicerna’s termination of this Agreement in its entirety for any reason, or Alnylam’s termination of the Agreement pursuant to Section 12.3, Dicerna shall be released from its Development and Commercialization diligence obligations under this Agreement.
iv. If this Agreement is terminated by either Party pursuant to Section 11.1, the Parties acknowledge and agree that: (a) the licenses herein shall be deemed to have never been granted; and (b) neither Party shall have been subject to any exclusivity obligations.
b. Survival
. Termination or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination/expiration, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Section 1, Section 5 (solely to the extent any payments became payable prior to the effective date of such expiration or termination), Section 6 (solely to the extent any payments became payable prior to the effective date of such expiration or termination), Section 7 (with respect to Sections 7.1, 7.2, and 7.3, solely to the extent any payments became payable prior to the effective date of such expiration or termination), Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.5.5 (with respect to the allocation of recoveries from infringement suits conducted during the Term), Section 9, Section 10.2, Section 13, Section 15, and Section 16 shall survive to the extent applicable. Except as otherwise expressly provided herein, all other rights and obligations of the Parties under this Agreement shall terminate upon termination/expiration of this Agreement.
c. Termination Not Sole Remedy

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. Except as otherwise expressly provided in this Agreement, termination of this Agreement is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available (except as the Parties have expressly agreed to otherwise herein) and such termination shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.
d. Return of Terminated Products
.
i. Transfer to Alnylam. In the event of any termination of this Agreement pursuant to Section 12.2, or Alnylam’s termination of the Agreement pursuant to Section 12.3, Alnylam may elect to have Dicerna transfer, in the manner described in Sections 13.4.1(a) through (e), ALN-AAT02 and any Backups thereof to Alnylam pursuant to this Section 13.4.1 by providing Dicerna with written notice of such election no later than [* * *] months following the applicable effective date of termination. Upon receipt by Dicerna from Alnylam of such notice the following terms shall apply, and Dicerna shall have no further obligation to enter into a separate agreement or negotiate with Alnylam with respect to the transition to Alnylam of Dicerna’s rights and obligations with respect to ALN-AAT02 and any Backups thereof:
aj.Dicerna shall, as soon as reasonably practicable (but, in all cases, within [* * *] days and to the extent permitted by Applicable Laws), transfer and assign (to the extent permitted by Applicable Laws) to Alnylam all Regulatory Filings and Regulatory Approvals owned and Controlled by Dicerna or its Affiliates, in each case, to the extent: (i) necessary for the Development, registration, manufacture, use, or Commercialization of ALN-AAT02 and any Backups thereof; and (ii) solely related to ALN-AAT02 any Backups thereof; and provided, that Dicerna may retain copies of such items;
ak.Effective upon the applicable effective date of termination, Dicerna hereby grants to Alnylam a non-exclusive, royalty-bearing (in accordance with Section 13.4.3), sublicensable license, under any Dicerna Know-How and Dicerna Patent Rights, in each case: (i) excluding rights to any manufacturing technology; (ii) solely as necessary to Develop, manufacture and Commercialize ALN-AAT02 and any Backups thereof (as such exist on the effective date of termination); (iii) solely to the extent any such Dicerna Know-How or Dicerna Patent Rights has been used for the Development, manufacture or Commercialization of ALN-AAT02 and any Backups thereof (as such exist on the effective date of termination); and (iv) it being understood that phrase “outside the United States” in the definitions of Dicerna Know-How and Dicerna Patent Right shall be replaced with “in the Territory” for purposes of this license grant;
al.Dicerna shall have no obligation to, with respect to any Dicerna Patent Rights or Dicerna Know-How that is licensed to Dicerna from a Third Party, negotiate with such Third Party for, or grant, any sublicense rights to Alnylam, but shall advise Alnylam of the identity of such Third Party licensor and the nature of the relevant technology, and Alnylam shall be solely responsible, at its sole cost and expense, for

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obtaining and negotiating for any rights to such Third Party’s technology or intellectual property;
am.If, as of the applicable effective date of the termination, Dicerna or its Affiliates are conducting any Clinical Trials for ALN-AAT02 or any Backup thereof, then, at Alnylam’s election on a Clinical Trial-by-Clinical Trial basis, to the extent permissible under Applicable Laws, at Alnylam’s cost and expense, Dicerna shall, and shall cause its Affiliates to, reasonably cooperate with Alnylam to transfer the conduct of such Clinical Trial to Alnylam or its designees and complete such transfer reasonably promptly, and Alnylam shall assume any and all liability for the conduct of such transferred Clinical Trial after the date of such election (except to the extent arising prior to the election date or from any negligence or willful misconduct by Dicerna, its Affiliates or their respective employees, agents and contractors);
an.Any sublicense granted by Dicerna or its Affiliate to a Third Party (pursuant to Section 2.2) under the licenses granted by Alnylam under Section 2.1 shall survive the termination of this Agreement; provided that, if Alnylam terminates this Agreement for Dicerna’s uncured material breach pursuant to Section 12.3, such Sublicensee did not cause such uncured material breach. If permitted under such a surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Alnylam to such Sublicensee; provided, that, if assignment of the sublicense or such conversion of the sublicense to a direct license is not permitted under the applicable sublicense, Dicerna shall be entitled to retain its right to payment thereunder and shall remain liable for Royalties under Section 5.3 or Section 6.2 of this Agreement with respect to sales by such Sublicensee;
ao.Dicerna shall cease all activities related to ALN-AAT02 and any Backups thereof, except otherwise expressly permitted under this Agreement. To the extent applicable, Alnylam shall cease all activities related to DCR-A1AT and any Backups thereof, except otherwise expressly permitted under this Agreement. For clarity, under no termination scenarios shall Dicerna be required to transfer to Alnylam, or grant any license or rights whatsoever with respect to, DCR-A1AT or any Backups thereof.
ii. Transfer to Dicerna. In the event of termination of the Agreement for any reason after Alnylam’s exercise of the Alnylam Commercialization Option for DCR-A1AT and any Backups thereof, Dicerna may elect to have Alnylam transfer, in the manner described in Sections 13.4.2(a) through (e), DCR-A1AT and any Backups thereof to Dicerna pursuant to this Section 13.4.2 by providing Alnylam with written notice of such election no later than [* * *] months following the applicable effective date of termination. Upon receipt by Alnylam from Dicerna of such notice the following terms shall apply, and Alnylam shall have no further obligation to enter into a separate agreement or negotiate with Dicerna with respect to the transition to Dicerna of Alnylam’s rights and obligations with respect to DCR-A1AT and any Backups thereof:
a.Alnylam shall, as soon as reasonably practicable (but, in all cases, within [* * *] days and to the

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extent permissible under Applicable Laws), transfer and assign (to the extent permitted by Applicable Laws) to Dicerna all Regulatory Filings and Regulatory Approvals owned and Controlled by Alnylam or its Affiliates, in each case, to the extent: (i) necessary for the Development, registration, manufacture, use, or Commercialization of DCR-A1AT and any Backups thereof; and (ii) solely related to DCR-A1AT any Backups thereof; and provided, that Alnylam may retain copies of such items;
b.Effective upon the applicable effective date of termination, Alnylam hereby grants to Dicerna a non-exclusive, fully paid-up, sublicensable license, under any Licensed Know-How and Licensed Patent Rights, in each case: (i) excluding rights to any manufacturing technology; (ii) solely as necessary to Develop, manufacture and Commercialize DCR-A1AT and any Backups thereof (as such exist on the effective date of termination); and (iii) solely to the extent any such Alnylam Know-How or Alnylam Patent Rights has been used for the Development, manufacture or Commercialization of DCR-A1AT and any Backups thereof (as such exist on the effective date of termination);
c.Alnylam shall have no obligation to, with respect to any Licensed Patent Rights or Licensed Know-How that is licensed to Alnylam from a Third Party after the Effective Date, negotiate with such Third Party for, or grant, any sublicense rights to Dicerna, but shall advise Dicerna of the identity of such Third Party licensor and the nature of the relevant technology, and Dicerna shall be solely responsible, at its sole cost and expense, for obtaining and negotiating for any rights to such Third Party’s technology or intellectual property;
d.If, as of the applicable effective date of the termination, Alnylam or its Affiliates are conducting any Clinical Trials for DCR-A1AT or any Backup thereof, then, at Dicerna’s election on a Clinical Trial-by-Clinical Trial basis, to the extent permissible under Applicable Laws, at Dicerna’s cost and expense, Alnylam shall, and shall cause its Affiliates to, reasonably cooperate with Dicerna to transfer the conduct of such Clinical Trial to Dicerna or its designees and complete such transfer reasonably promptly, and Dicerna shall assume any and all liability for the conduct of such transferred Clinical Trial after the date of such election (except to the extent arising prior to the election date or from any negligence or willful misconduct by Alnylam, its Affiliates or their respective employees, agents and contractors);
e.Any sublicense granted by Alnylam or its Affiliate to a Third Party (pursuant to Section 2.2) under the licenses granted by Dicerna under Section 2.5 shall survive the termination of this Agreement; provided that, if Dicerna terminates this Agreement for Alnylam’s uncured material breach pursuant to Section 12.3, such Sublicensee did not cause such uncured material breach. If permitted under such a

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surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Dicerna to such Sublicensee; provided, that, if assignment of the sublicense or such conversion of the sublicense to a direct license is not permitted under the applicable sublicense, Alnylam shall be entitled to retain its right to payment thereunder and shall remain liable for Royalties under Section 6.3 of this Agreement with respect to sales by such Sublicensee;
f.If Dicerna elects to have Alnylam transfer DCR-A1AT and any Backups thereof back to Dicerna pursuant to Sections 13.4.2(a) through (e), such transfer, together with Dicerna’s rights and obligations under this Section 13.4, will be Dicerna’s sole remedy, recourse or relief of any sort with respect to the breach or breaches giving rise to such election, and Dicerna in such instance waives all right to seek damages of any sort related to such breach or breaches. For clarity, however, if Dicerna does not elect to have Alnylam transfer DCR-A1AT and any Backups thereof back to Dicerna in an enabled manner, Dicerna shall nonetheless regain all rights under all Dicerna Patent Rights and Dicerna Know-How with respect to such terminated Product(s), and this Agreement shall not restrict Dicerna’s subsequent use of Dicerna Patent Rights and Dicerna Know-How for any purpose, it being understood that this acknowledgment shall in no event imply any right or license under any other Patent Rights or Know-How or Alnylam’s interest in any Joint Patent Rights (i.e., Dicerna shall have such rights with respect to Joint Patent Rights that apply to jointly owned patent rights under Applicable Laws but no others); and
g.Alnylam shall cease all activities related to DCR-A1AT and any Backups thereof, except otherwise expressly permitted under this Agreement. Dicerna shall cease all activities related to ALN-AAT02 and any Backups thereof, except otherwise expressly permitted under this Agreement. For clarity, under no termination scenarios shall Alnylam be required to transfer to Dicerna, or grant any license or rights whatsoever with respect to, ALN-AAT02 or any Backups thereof.
iii. Royalties for Terminated Products. If Alnylam elects to have Dicerna transfer ALN-AAT02 and any Backups thereof back to Alnylam pursuant to Section 13.4.1, in recognition of the value Dicerna may have added to the innovation of ALN-AAT02 and any Backups thereof under this Agreement, Alnylam shall pay Dicerna a royalty on ALN-AAT02 and any Backups thereof at the royalty rates set forth below (which vary based on when the Agreement was terminated), subject to Section 6.3.3 through 6.3.6 of this Agreement (applied mutatis mutandis):

Development Stage of Product at Time of Termination	Royalty Rate to Dicerna
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

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iv. Except as set forth in the preceding subparts of this Section 13.4 or as may otherwise be agreed in writing by the Parties, Dicerna shall be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going Development, manufacture and/or Commercialization activities with regards to ALN-AAT02 and any Backups thereof, to the extent not transferred in accordance with the foregoing clauses. To the extent applicable, Alnylam shall be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going Development, manufacture and/or Commercialization activities with regards to DCR-A1AT and any Backups thereof.
v. Except as may otherwise be set forth in this Section 13.4, Alnylam shall reimburse Dicerna for Dicerna’s reasonable costs incurred in taking each of the actions set forth above in this Section 13.4, except in any instance in which a termination results from Dicerna’s uncured material breach of this Agreement pursuant to Section 12.3, in which case Dicerna will take each of the actions set forth above in this Section 13.4 at its own expense. Except as may otherwise be set forth in this Section 13.4, Dicerna shall reimburse Alnylam for Alnylam’s reasonable costs incurred in taking each of the actions set forth above in this Section 13.4, except in any instance in which a termination results from Alnylam’s uncured material breach of this Agreement pursuant to Section 12.3, in which case Alnylam will take each of the actions set forth above in this Section 13.4 at its own expense.
e. Bankruptcy Code
. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 13.5 are without prejudice to any rights a Party may have arising under the Code.
14.REPRESENTATIONS AND WARRANTIES
a. Representations and Warranties by Each Party

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. Each Party represents and warrants to the other as of the Execution Date and as of the Effective Date that:
i. Good Standing. It is a corporation duly organized, validly existing under the laws of the jurisdiction of its incorporation, and in good standing under the laws of its jurisdiction of formation.
ii. Authority and Capabilities. It has: (a) full corporate power and authority to execute, deliver, and perform this Agreement; (b) taken all corporate action(s) required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement, and the consummation of the transactions and performance of its obligations contemplated by this Agreement; and (c) sufficient facilities, experienced personnel and other capabilities to enable it to perform its obligations under this Agreement.
iii. Valid and Binding. This Agreement constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity).
iv. No Conflict. The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (a) conflict with or result in a breach of any provision of its organizational documents; (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.
v. Absence of Debarment. Except as set forth on Exhibit E, neither it, its officers, employees, agents, consultants or, to its Knowledge, any other person used by it in the performance of the respective Research and Development activities under this Agreement has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FFDCA”), 21 U.S.C. § 335a; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; (c) ineligible to receive investigational drugs or disqualified as a clinical investigator, as applicable, under 21 C.F.R. § 312.70; or (d) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party agrees to inform the other Party in writing promptly, and in no event later [* * *], if it becomes aware that a Party or any person who is performing Research or Development activities under this Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of such Party’s knowledge, is threatened.
vi. No Third Party License. No licenses have been granted by it to a Third Party to exploit ALN-AAT02 or any Backups thereof (in the case of Alnylam) or DCR-A1AT or any

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Backups thereof (in the case of Dicerna) for the treatment or prevention of A1AD-related pathologies in the CNS or Eye anywhere in the Territory.
b. Representations, Warranties and Covenants by Alnylam
. Alnylam represents, warrants and covenants to Dicerna as follows, in each case as of the Execution Date and as of the Effective Date, except as set forth on Exhibit F:
i. No Grants that Conflict with this Agreement. Alnylam has not granted, and will not grant during the Term, any rights (or other encumbrances) to any Third Party to Licensed Technology in the Field that conflict with the exclusive rights granted to Dicerna hereunder.
ii. Existing Patent Rights.
h.All Licensed Patent Rights existing as of the Effective Date are listed on the list mentioned in Section 1.67 and all such Existing Licensed Patents are: (i) to the extent issued (unless otherwise indicated on the list mentioned in Section 1.67), subsisting; (ii) solely and exclusively owned or exclusively licensed to Alnylam, and free of any encumbrance, lien or claim of ownership by any Third Party; (iii) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Laws and Alnylam and its Affiliates have presented all relevant references, documents and information of which it is aware to the relevant patent examiner at each relevant patent office having a duty of disclosure; (iv) to Alnylam’s Knowledge, to the extent subject to a pending application for issuance, the inventors have presented all relevant references, documents and information of which they are aware to the relevant patent examiner at each relevant patent office imposing a duty of disclosure; (v) filed and maintained properly and correctly and all applicable fees applicable thereto have been paid on or before the due date for payment; and (vi) to Alnylam’s Knowledge, are valid and enforceable.
i.Neither Alnylam nor any of its Affiliates have taken any action that would render any Invention claimed in the Existing Licensed Patents unpatentable.
j.The Existing Licensed Patents represent all Patent Rights Controlled by Alnylam that relate to the Licensed Patent Rights or the exploitation thereof, as of the Effective Date. There are no Patent Rights related to the Licensed Technology owned or purported to be owned by Alnylam that Alnylam does not Control.
k.Other than Alnylam’s Existing Third Party Agreements, there are no license or other agreements with Third Parties regarding any Licensed Technology, to which Alnylam or its Affiliate is a party.
l.All Alnylam Product-Specific Patent Rights existing as of the Effective Date are listed on the list mentioned in Section 1.15.

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iii. Litigation and Actions Relating to Intellectual Property. As of the Execution Date and as of the Effective Date: (a) Alnylam has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Licensed Technology, including the Licensed Patent Rights, or Alnylam’s rights therein; and (b) to Alnylam’s Knowledge, there is no pending or threatened action, suit, proceeding or claim by a Third Party asserting that Alnylam is infringing or has misappropriated or otherwise is violating any Patent Right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of Alnylam to fulfill any of its obligations under this Agreement.
iv. Other Material Claims and Actions. There are no claims, actions or proceedings pending or, to Alnylam’s Knowledge, threatened; nor, to Alnylam’s Knowledge are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Alnylam or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Alnylam’s Development activities under the Development Plan or to grant the licenses or rights granted to Dicerna under this Agreement.
v. Assignment by Employees, Agents and Consultants. All employees and agents of, and consultants to, Alnylam are obligated to assign to Alnylam their rights in and to any Inventions arising out of their work at Alnylam related to the Licensed Technology either pursuant to written agreement or by operation of law.
vi. No Government Funding. The Inventions claimed or covered by the Existing Licensed Patents: (i) were not conceived, discovered, developed or otherwise made in connection with any Research funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e); and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.
vii. Regulatory Documentation. Alnylam and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained, in all material respects, pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Laws and all such information is true, complete and correct in all material respects and what it purports to be. “Regulatory Documentation” means all: (i) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (iii) supplements or changes to any of the foregoing following Regulatory Approval; and (iv) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing; in each case ((i), (ii), (iii) and (iv)) relating to a Product.

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viii. Actions Regarding Regulatory Authorities. To Alnylam’s Knowledge, neither Alnylam nor any of its Affiliates, nor any of its or their respective officers, employees or agents has: (i) committed (or after the Effective Date, will commit) an act; (ii) made (or after the Effective Date, will make) a statement; or (iii) failed (or after the Effective Date, will fail) to act or make a statement that, in any case ((i), (ii) and (iii)), that: (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Commercialization of Products; or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Commercialization of Products.
c. Representations, Warranties and Covenants of Dicerna. Dicerna represents, warrants and covenants to Alnylam as follows, in each case as of the Execution Date and as of the Effective Date, except as set forth on Exhibit G:
i. Assignment by Employees, Agents and Consultants. All employees and agents of, and consultants to, Dicerna are obligated to assign to Dicerna their rights in and to any Inventions arising out of their work at Dicerna related to the Dicerna Know-How or Dicerna Patents either pursuant to written agreement or by operation of law.
ii. Existing Patent Rights. All Existing Dicerna Patents existing as of the Effective Date are listed on the list mentioned in Section 1.66.
iii. Field Limitation. Dicerna and its Affiliates will, and will cause its Sublicensees to, ensure that in no event will any Product be (i) administered to or used in (or developed or designed for use or administration in) [* * *] through any route of administration (including when administered intrathecally or intraocularly), or (ii) developed or commercialized as a prophylactic or therapeutic for a disease(s) of [* * *] where the siRNA contained in such Product is conferring any therapeutic effect through interference in the CNS or Eye, as applicable, with the function of any messenger RNA encoded by the Collaboration Target. Dicerna and its Affiliates will not be liable for uses by any Third Party of the Product outside of the approved label use(s) for such Product if and only if Dicerna and its Affiliates comply with all of the undertakings set forth on Exhibit H.
d. Limitation
. Neither Party makes any representation or warranty, either express or implied, that any of the Research, Development and/or Commercialization efforts with regard to any Product will be successful.
e. No Other Warranties
. Except as otherwise expressly set forth in this Agreement, each Party expressly disclaims any and all representations or warranties of any kind with respect to the subject matter

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of this Agreement, whether express or implied, including any warranties of noninfringement, merchantability or fitness for a particular purpose.
f. Amendments to Representations and Warranties
. Each Party may propose to amend Exhibit E, Alnylam may propose to amend Exhibit F, and Dicerna may propose to amend Exhibit G, at any time between the Execution Date and the Effective Date, as necessary, and shall promptly notify the other Party of any such proposed amendments; provided that, if the recipient Party determines (in its sole discretion) that any such amendment(s) materially affect the scope or substance of the proposing Party’s representations and warranties made pursuant to this Article 14, then the recipient Party may, within [* * *] days of receipt of notice from the proposing Party of any such proposed amendment, terminate this Agreement with immediate effect and the Effective Date will be deemed not to have occurred. If the recipient Party does not terminate this Agreement within such [* * *] day period, the amendments to Exhibit E, Exhibit F, or Exhibit G proposed by the proposing Party shall be effective.
g. R&W Certificate
. On the Effective Date, each Party shall present to the other Party a certificate signed by an executive officer of such Party, dated as of the Effective Date, stating that the representatives and warranties of such Party set forth in this Article 14 shall be true and correct in all material respects (disregarding all materiality qualifications set forth therein) at and as of the Execution Date and at and as of the Effective Date (including with any proposed amendments to Exhibit E, Exhibit F, and Exhibit G) as if made at and as of the Effective Date (each, a “R&W Certificate”). The effectiveness of this Agreement on the Effective Date and the obligation of each Party to consummate the transactions contemplated by this Agreement is subject to each Party having received such a R&W Certificate.
15.INDEMNIFICATION AND LIABILITY
a. Indemnification by Alnylam
. Alnylam shall indemnify, defend and hold Dicerna and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Dicerna Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Dicerna Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any Dicerna Indemnified Party (including product liability claims) arising or resulting from: (a) the fraud, gross negligence or willful misconduct of Alnylam or its Affiliates pursuant to this Agreement, (b) the material breach of any term in or the covenants, warranties, representations made by Alnylam to Dicerna under this Agreement, or (c) the Development or Commercialization of Products by Alnylam or its Affiliates or Sublicensees. Alnylam is only obliged to so indemnify and hold the Dicerna Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of Dicerna or a Dicerna Indemnified Party.

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b. Indemnification by Dicerna
. Dicerna shall indemnify, defend and hold Alnylam and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Alnylam Indemnified Party”), harmless from and against Losses incurred by any Alnylam Indemnified Party as a result of any Third Party Claims against any Alnylam Indemnified Party (including product liability claims) arising or resulting from: (a) the fraud, gross negligence or willful misconduct of Dicerna or its Affiliates pursuant to this Agreement, (b) the material breach of any term in or the covenants, warranties, representations made by Dicerna to Alnylam under this Agreement, or (c) the Development or Commercialization of Products by Dicerna or its Affiliates or Sublicensees. Dicerna is only obliged to so indemnify and hold the Alnylam Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Alnylam or an Alnylam Indemnified Party.
c. Indemnification Procedure
.
i. Any Dicerna Indemnified Party or Alnylam Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.
ii. Subject to the provisions of Section 15.3.3, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within [* * *] days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.
iii. The Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
d. Special, Indirect and Other Losses

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. Neither Party nor any of its Affiliates shall be liable under this Agreement for special, indirect, incidental, punitive or consequential damages, including loss of profits suffered by the other Party, except for: (a) loss of profits for sales of Products suffered by Dicerna for breach of Section 2.8 by Alnylam; (b) if Alnylam has exercised its Alnylam Commercialization Option, loss of profits for sales of Products suffered by Alnylam for breach of Section 2.8 by Dicerna; (c) punitive or exemplary damages required to be paid to a Third Party pursuant to a non-appealable order of a court of competent jurisdiction in connection with a Third Party claim for which the Indemnified Party is entitled to indemnification hereunder; (d) such damages arising out of Article 9 of this Agreement by a Party, its Affiliates or Sublicensees; or (e) such damages arising out of the fraud, gross negligence or willful misconduct of the liable Party.
e. [* * *]
16.GENERAL PROVISIONS
a. Assignment
. Except as provided in this Section 16.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) (a) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (i) to an Affiliate of such Party so long as such Party remains primarily liable for any acts or omissions of such Affiliate; (ii) to the Acquirer in connection with a Change of Control or to a Third Party in connection with a sale to such Third Party of all or substantially all of the business of such Party to which this Agreement relates. Any attempted assignment not in accordance with this Section 16.1 shall be void. The assigning Party shall promptly notify the other Party of any such permitted assignment, and any such permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement.
b. Severability
. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
c. Governing Law; English Language
. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the patent laws of the United States without giving effect to any law that would result in the application of a different body of law than as set forth in this Section 16.3. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any Dispute regarding, the terms of this Agreement.

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d. Dispute Resolution
.
i. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, if and as applicable, within [* * *] days after a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to the Executive Officer of each Party for resolution pursuant to Section 3.6.3(c).
ii. If, after an additional [* * *] days after the Notice of Dispute, the Executive Officers have not succeeded in negotiating a resolution of the Dispute, [* * *]
iii. Notwithstanding the dispute resolution procedures set forth in this Section 16.4, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) without submitting to the applicable dispute resolution procedure if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the applicable dispute resolution procedure.
e. Force Majeure
. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
f. Waivers and Amendments
. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
g. Relationship of the Parties
. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Alnylam and Dicerna, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this

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Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.
h. Notices
. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when: (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided, further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested) (although the sending of the e-mail message shall be when the notice is deemed to have been given); or (b) the earlier of when received by the addressee or [* * *] days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Alnylam:  Alnylam Pharmaceuticals, Inc.
675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142
Attention: Chief Operating Officer
and
Alnylam Pharmaceuticals, Inc.
675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142
Attention: Chief Legal Officer
If to Dicerna: Dicerna Pharmaceuticals, Inc.
33 Hayden Avenue
Lexington, MA 02421
Attention: President
and
        Dicerna Pharmaceuticals, Inc.
33 Hayden Avenue
Lexington, MA 02421
Attention: General Counsel
i. Further Assurances
. Dicerna and Alnylam hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

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j. No Third Party Beneficiary Rights
. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.
k. Entire Agreement
. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement between Alnylam and Dicerna dated September 27, 2019.
l. Counterparts
. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
m. Expenses
. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
n. Binding Effect
. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
o. Construction
. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
p. Interpretation

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. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrases “non-creditable” and “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (k) neither Party shall be deemed to be acting on behalf of the other Party.
q. Cumulative Remedies
. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
r. Compliance with Applicable Law
s. . The Parties shall exercise their rights and obligations under this Agreement and their activities with respect thereto (a) in a professional and ethical business manner, and (b) in compliance with all Applicable Laws in all material respects.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ALNYLAM PHARMACEUTICALS, INC.

By:/s/ Jeff Poulton
Name: Jeff Poulton
Title: Chief Financial Officer

DICERNA PHARMACEUTICALS, INC.

By:/s/ Douglas M. Fambrough
Name: Douglas M. Fambrough
Title: Chief Executive Officer

[Signature Page to the Collaboration and License Agreement]

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CERTAIN THIRD PARTY AGREEMENTS
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PRESS RELEASE

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Contacts:
Alnylam Pharmaceuticals, Inc.

Christine Regan Lindenboom
(Investors and Media)
+1-617-682-4340

Josh Brodsky
(Investors)
+1-617-551-8276

Dicerna Pharmaceuticals, Inc.
Media:
Amy Trevvett, Dicerna Pharmaceuticals, Inc.
+1 617-612-6253
atrevvett@dicerna.com
Investors:
Lauren Stival, Stern Investor Relations, Inc.
+1 212-362-1200
lauren.stival@sternir.com

Alnylam and Dicerna Form RNAi Therapeutics Collaboration on Alpha-1 Antitrypsin Deficiency-Associated Liver Disease and Complete Cross-License Agreement for Primary Hyperoxaluria Programs

 Dicerna to Lead Global Clinical Development and U.S. Commercialization of its DCR-A1AT and Alnylam’s ALN-AAT02 Investigational Therapeutics for the Treatment of Alpha-1 Liver Disease; Alnylam Retains Post-Phase 3 Opt-in Right for Ex-U.S. Commercialization 
 Companies Complete Non-Exclusive Intellectual Property Cross-License Agreement for the Development and Commercialization of Alnylam’s Lumasiran and Dicerna’s Nedosiran Investigational Programs for Primary Hyperoxaluria 

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CAMBRIDGE, Mass. and LEXINGTON, Mass. --[BUSINESS WIRE]--April 6, 2020 - Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), and Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA), both leaders in the field of ribonucleic acid interference (RNAi) therapeutics, announced today the formation of a development and commercialization collaboration on investigational RNAi therapeutics for the treatment of alpha-1 antitrypsin (A1AT) deficiency-associated liver disease (alpha-1 liver disease). In addition, the companies have completed a cross-license of their respective intellectual property for Alnylam’s lumasiran and Dicerna’s nedosiran investigational programs for the treatment of primary hyperoxaluria (PH). These agreements will enhance and accelerate Alnylam’s and Dicerna’s ability to bring these orphan product candidates to market.
“We are excited to bring our two leading RNAi therapeutics companies together in our efforts to advance potentially transformative medicines for the treatment of two rare diseases with significant unmet medical need. Specifically, the new agreements allow for Alnylam and Dicerna to join forces in areas of common interest, namely alpha-1 liver disease and primary hyperoxaluria,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We look forward to collaborating with Dicerna to advance treatments for patients living with alpha-1 liver disease, where Dicerna will lead development and U.S. commercialization while Alnylam retains an ex-U.S. commercialization option, where the company already has the resources and experience to hit the ground running. Moreover, our cross-license agreement for primary hyperoxaluria puts the needs of patients and the patient community first, and ensures freedom to operate for both companies for their respective RNAi therapeutic programs in this ultra-rare orphan disease.”
“These agreements between Alnylam and Dicerna represent biopharma collaboration at its best, unifying the strengths of two leaders in RNAi innovation to rally behind the common goal of delivering much-needed new therapies to patients with rare diseases,” said Douglas M. Fambrough, Ph.D., President and Chief Executive Officer of Dicerna. “By joining our efforts in alpha-1 liver disease, we believe we can be more strongly assured of bringing forward the therapy with the greatest potential to benefit patients. At the same time, our agreement related to lumasiran and nedosiran clears a path for each company to offer a new and differentiated treatment to patients with PH.”
Under the development and commercialization agreement, Alnylam’s ALN-AAT02 and Dicerna’s DCR-A1AT, investigational RNAi therapeutics, each in Phase 1/2 development, will be explored for the treatment of alpha-1 liver disease. Under the agreement, Dicerna assumes responsibility for both ALN-AAT02 and DCR-A1AT at its cost, and may progress one or both of these investigational medicines through clinical development. Dicerna will select which product candidate(s) to advance in development for the treatment of patients with alpha-1 liver disease. At the completion of Phase 3, Alnylam has the no-cost opportunity to opt-in to commercialize the selected candidate in countries outside the U.S., where it already has a commercialization infrastructure in place. If Alnylam exercises its opt-in right, each party shall pay tiered royalties to the other party based on net product sales generated in its territory at rates dependent on which candidate is commercialized. In the event Alnylam waives its commercialization option, Dicerna

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will retain worldwide rights to commercialize the selected candidate(s) in exchange for milestones and royalties payable to Alnylam, also at a rate dependent on which candidate is ultimately commercialized.
In a separate agreement, Alnylam and Dicerna granted each other a non-exclusive cross-license to their respective intellectual property related to their PH treatment investigational programs to ensure that each party has the freedom to develop and commercialize its respective product candidate: Alnylam’s lumasiran targeting glycolate oxidase (GO) for the treatment of PH type 1 and Dicerna’s nedosiran targeting lactate dehydrogenase A (LDHA) for the treatment of PH types 1, 2, and 3. Alnylam’s lumasiran has achieved positive Phase 3 results in the ILLUMINATE-A study and is currently the subject of a rolling new drug application (NDA) with the U.S. Food and Drug Administration (FDA). Dicerna’s nedosiran is currently being evaluated in the PHYOX™ clinical development program in patients with PH. The cross-license agreement provides for Alnylam to pay mid- to high-single-digit royalties to Dicerna based on global net sales of lumasiran and for Dicerna to pay low-single-digit royalties to Alnylam on global net sales of nedosiran.
The transaction related to alpha-1 liver disease is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions.

About ALN-AAT02 and DCR-A1AT
ALN-AAT02 and DCR-A1AT are investigational, subcutaneously administered RNAi therapeutics targeting alpha-1 antitrypsin (A1AT) in development for the treatment of A1AT deficiency-associated liver disease (alpha-1 liver disease). ALN-AAT02 utilizes Alnylam's enhanced stabilization chemistry plus (ESC+)-GalNAc-conjugate technology, which enables subcutaneous dosing with increased selectivity and a wide therapeutic index. DCR-A1AT utilizes Dicerna’s GalXCTM technology, which enables subcutaneous delivery and optimizes the activity of the RNAi pathway so that it operates in the most specific and potent fashion. The safety and efficacy of ALN-AAT02 and DCR-A1AT have not been evaluated by the FDA, EMA or any other health authority.

About Alpha-1 Antitrypsin Deficiency-Associated Liver Disease
Alpha-1 antitrypsin (A1AT) deficiency is an autosomal disorder that results in disease of the lungs and liver. A1AT is a liver-produced serine proteinase inhibitor with the primary function of protecting the lungs from neutrophil elastase and other irritants that cause inflammation. About 95 percent of people with A1AT deficiency are homozygous and carry two copies of the abnormal Z allele (PiZZ) which expresses the Z-AAT protein. In the liver, misfolding of the mutant Z-AAT protein hinders its normal release into the blood thereby causing it to aggregate in hepatocytes, leading to liver injury, fibrosis, cirrhosis, and hepatocellular carcinoma (HCC). There are estimated to be approximately 120,000 individuals with the PiZZ mutation in the U.S. and major European countries, and of these, 10 percent or more have an associated liver

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pathology (alpha-1 liver disease) caused by the aggregates of the misfolded Z-AAT protein. The only treatment options presently available for alpha-1 liver disease patients are supportive care and, in the case of advanced cirrhosis, liver transplantation. RNAi-mediated inhibition of A1AT in people with alpha-1 liver disease may represent a promising new way to treat this rare disease.

About Lumasiran
Lumasiran is an investigational, subcutaneously administered RNAi therapeutic targeting glycolate oxidase (GO), in development for the treatment of primary hyperoxaluria type 1 (PH1), an ultra-rare life threatening disease. GO is encoded by the hydroxyacid oxidase 1 (HAO1) gene. Thus, by silencing HAO1 and depleting the GO enzyme, lumasiran inhibits production of oxalate – the metabolite that directly contributes to the pathophysiology of PH1. Lumasiran utilizes Alnylam's Enhanced Stabilization Chemistry (ESC)-GalNAc-conjugate technology, which enables quarterly subcutaneous maintainence dosing with increased potency and durability and a wide therapeutic index. Lumasiran has received both U.S. and EU Orphan Drug Designations, a Breakthrough Therapy Designation and pediatric rare disease designation from the U.S. Food and Drug Administration (FDA), and a Priority Medicines (PRIME) designation from the European Medicines Agency (EMA). The safety and efficacy of lumasiran have not been evaluated by the FDA, EMA or any other health authority.

About Nedosiran
Nedosiran (formerly referred to as DCR-PHXC) is the only RNAi drug candidate in development for primary hyperoxaluria (PH) types 1, 2 and 3 and is Dicerna’s most advanced product candidate utilizing the proprietary GalXC™ RNAi technology platform. Nedosiran is designed to inhibit the lactate dehydrogenase A (LDHA) enzyme – an enzyme that catalyzes the final step in a common pathway resulting in oxalate overproduction in patients with PH1, PH2 and PH3. Dicerna is evaluating the safety and efficacy of nedosiran in patients with all known forms of PH as part of its PHYOX clinical development program.

About Primary Hyperoxaluria (PH)
PH is an ultra-rare disease with three known types (PH1, PH2 and PH3), each resulting from a mutation in one of three different genes. In patients with PH, excessive oxalate production results in the deposition of calcium oxalate crystals in the kidneys and urinary tract and can lead to the formation of painful and recurrent kidney stones and nephrocalcinosis. Renal damage is caused by a combination of tubular toxicity from oxalate, calcium oxalate deposition in the kidneys, and urinary obstruction by calcium oxalate stones. Compromised kidney function exacerbates the disease as the excess oxalate can no longer be effectively excreted, resulting in subsequent accumulation and crystallization in bones, eyes, skin, and heart, especially in patients with PH1 and PH2, leading to severe illness and death. Current treatment options are very limited and include frequent renal dialysis or combined organ transplantation of liver and kidney, a procedure with high morbidity that is limited due to organ availability. Although a minority of patients are fully responsive to Vitamin B6 therapy, there are no approved pharmaceutical therapies for PH.

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About RNAi
RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines, known as RNAi therapeutics, is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s and Dicerna’s RNAi therapeutic platforms, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals
Alnylam (Nasdaq: ALNY) is leading the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare genetic, cardio-metabolic, hepatic infectious, and central nervous system (CNS)/ocular diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust RNAi therapeutics platform. Alnylam’s commercial RNAi therapeutic products are ONPATTRO® (patisiran), approved in the U.S., EU, Canada, Japan, Brazil, and Switzerland, and GIVLAARI® (givosiran), approved in the U.S and the EU. Alnylam has a deep pipeline of investigational medicines, including six product candidates that are in late-stage development. Alnylam is executing on its “Alnylam 2020” strategy of building a multi-product, commercial-stage biopharmaceutical company with a sustainable pipeline of RNAi-based medicines to address the needs of patients who have limited or inadequate treatment options. Alnylam is headquartered in Cambridge, MA.

About Dicerna Pharmaceuticals, Inc.
Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) is a biopharmaceutical company focused on discovering, developing and commercializing medicines that are designed to leverage ribonucleic acid interference (RNAi) to selectively silence genes that cause or contribute to disease. Using our proprietary RNAi technology platform, GalXC™, Dicerna is committed to developing RNAi-based therapies with the potential to treat both rare and more prevalent diseases. By reducing the level of disease-causing proteins in the hepatocytes of the liver, Dicerna’s GalXC platform has the potential to safely target conditions that are difficult to treat with other modalities. Continually innovating, Dicerna is also exploring new applications of RNAi technology beyond the liver, targeting additional tissues and enabling new therapeutic applications. In addition to our own pipeline of core discovery and clinical candidates, Dicerna has established collaborative relationships with some of the world’s leading pharmaceutical

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companies, including Novo Nordisk A/S, Roche, Eli Lilly and Company, Alexion Pharmaceuticals, Inc. and Boehringer Ingelheim International GmbH. Between Dicerna and our collaborative partners, we currently have more than 20 active discovery, preclinical or clinical programs focused on rare, cardiometabolic, viral-infectious, chronic-liver and complement-mediated diseases, as well as neurodegeneration and pain. At Dicerna, our mission is to interfere – to silence genes, to fight disease, to restore heath. For more information, please visit www.dicerna.com.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam's future expectations, plans and prospects, including, without limitation, Alnylam's views and plans with respect to the potential for RNAi therapeutics, including ALN-AAT02, lumasiran, DCR-A1AT and nedosiran, the development and potential commercialization of ALN-AAT02 and/or DCR-A1AT and its potential to opt-in to such program(s) in the future to commercialize outside of the U.S., expectations regarding the rolling submission of an NDA for lumasiran and the potential benefit of lumasiran and nedosiran for patients with PH, and expectations regarding the continued execution on its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation: potential risks to Alnylam’s business, activities and prospects as a result of the COVID-19 pandemic, or delays or interruptions resulting therefrom; Alnylam's ability to discover and develop novel drug candidates; its ability to successfully demonstrate the efficacy and safety of its product candidates, including ALN-AAT02; the pre-clinical and clinical results for its product candidates, including ALN-AAT02, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all; actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional pre-clinical and/or clinical testing; delays, interruptions or failures in the manufacture and supply of its product candidates or its marketed products, including ALN-AAT02 or lumasiran; obtaining, maintaining and protecting intellectual property; intellectual property matters including potential patent litigation relating to its platform, products or product candidates; obtaining regulatory approval for its product candidates, including lumasiran, and maintaining regulatory approval and obtaining pricing and reimbursement for its products, including ONPATTRO and GIVLAARI; progress in continuing to establish a commercial and ex-United States infrastructure; successfully launching, marketing and selling its approved products globally, including ONPATTRO and GIVLAARI, and achieve net product revenues for ONPATTRO within its expected range during 2020; Alnylam’s ability to successfully expand the indication for ONPATTRO in the future; competition from others using technology similar to Alnylam's and others developing products for similar uses; Alnylam's ability to manage its growth and operating expenses within the ranges of its expected guidance and achieve a self-sustainable financial profile in the future, obtain additional funding to support its business activities, and establish and maintain strategic business alliances and new business initiatives; Alnylam's dependence on third parties, including Vir, for

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development of candidates for the treatment of infectious diseases, including COVID-19, and commercialization of any infectious disease product resulting therefrom, Regeneron, for development, manufacture and distribution of certain products, including eye and CNS products, and Ironwood, for assistance with the education about and promotion of GIVLAARI in the U.S.; the outcome of litigation; the risk of government investigations; and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

Dicerna Forward-Looking Statements
Various statements in this release concerning Dicerna’s future expectations, plans and prospects, including, without limitation, Dicerna's views and plans with respect to the potential for RNAi therapeutics, including ALN-AAT02, DCR-A1AT and nedosiran, the development and potential commercialization of ALN-AAT02 and/or DCR-A1AT and the opportunity to accelerate development for patients, expectations regarding future royalties earned from sales of lumasiran or from commercialization of ALN-AAT02 and/or DCR-A1AT outside the United States, expectations regarding the rolling submission of an NDA for lumasiran and the potential benefit of lumasiran and nedosiran for patients with PH and the success of Dicerna’s PHYOX clinical program and expectations regarding the success of the collaboration with Alnylam, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation: potential risks to Dicerna’s business, activities and prospects as a result of the COVID-19 pandemic, or delays or interruptions resulting therefrom; Dicerna’s ability to discover and develop novel drug candidates; its ability to successfully demonstrate the efficacy and safety of its product candidates, including nedosiran, DCR-A1AT and/or ALN-AAT02; the preclinical and clinical results for its product candidates, including nedosiran, DCR-A1AT and/or ALN-AAT02, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all; actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional preclinical and/or clinical testing; delays, interruptions or failures in the manufacture and supply of its product candidates, including nedosiran, DCR-A1AT or ALN-AAT02; obtaining, maintaining and protecting intellectual property, Dicerna’s dependence on existing collaborators and success of future collaborations, as well as those risks more fully discussed in the “Risk Factors” filed with Dicerna’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings that Dicerna makes with the SEC. In addition, any forward-looking statements represent Dicerna’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Dicerna explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

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GalXC™ and PHYOX™ are trademarks of Dicerna Pharmaceuticals, Inc.

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EXCEPTIONS RELATED TO SECTION 14.1.5

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EXCEPTIONS RELATED TO SECTION 14.2

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EXCEPTIONS RELATED TO SECTION 14.3

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CERTAIN UNDERTAKINGS BY DICERNA

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